Worst of Fixed Coupon Auto-Callable Securities with Daily Close Monitoring

UBS AG

October 11, 2013

PRODUCT SUPPLEMENT (To Prospectus dated January 11, 2012)

Product Supplement

Worst of Fixed Coupon Auto-Callable Securities with Daily Close Monitoring

Linked to Two or More Common Stocks or Exchange Traded Fund Shares

UBS AG from time to time may offer and sell Worst of Fixed Coupon Auto-Callable Securities with Daily Close Monitoring, which we refer to as the “Securities”, linked to two or more (i) common stocks, including American depositary shares, of specific companies, or (ii) shares of exchange traded funds (each, an “underlying equity” and together the “underlying equities”). The underlying equity and the underlying equities may be referred to as “underlying stock” and “underlying stocks”, respectively in the applicable pricing supplement. This product supplement describes some of the general terms that may apply to the Securities and the general manner in which they may be offered. The specific terms of any Securities that we offer, including the names and issuers of the underlying equities, and the specific manner in which such Securities may be offered, will be described for each particular offering of Securities in an applicable pricing supplement to this product supplement (the “applicable pricing supplement”). If there is any inconsistency between the terms described in the applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will be controlling. The general terms of the Securities are described in this product supplement and, unless otherwise specified in the applicable pricing supplement, include the following:

Issuer:
UBS AG
Booking Branch:
The booking branch of UBS AG will be specified in the applicable pricing supplement.
Issue Price:
The issue price per Security will be set equal to 100% of the principal amount of each Security.
Principal Amount:
Unless otherwise specified in the applicable pricing supplement, each Security will have a principal amount of $10.00 per Security (with a minimum investment of 100 Securities for a total of $1,000).
Coupon:
We will pay you interest during the term of the Securities, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement. The coupon may be referred to as “coupon payment” in the applicable pricing supplement.
Early Redemption Feature:
The Securities will be redeemed early (an “early redemption”) by UBS if the closing prices of all of the underlying equities on any determination date are equal to or greater than their respective initial prices. If the Securities are redeemed on any determination date, UBS will pay on the applicable coupon payment date a cash payment per Security equal to your principal amount plus the coupon otherwise due on the coupon date pursuant to the coupon feature. Following an early redemption, no further amounts will be owed to you under the Securities.
Payment at Maturity:
If the Securities are not redeemed on any determination date, at maturity UBS will pay a cash payment per Security that you hold, as described below:

➢

If a barrier event does not occur, UBS will pay you for each Security you hold a cash payment per Security equal to your principal amount plus the coupon otherwise due on the maturity date pursuant to the coupon feature.

➢

If a barrier event occurs, UBS will deliver to you for each Security you hold (i) a number of shares of the least performing underlying equity (as defined below) equal to its exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares) or (ii) at our option, the cash value of such shares as of the final determination date plus, in both cases, the coupon otherwise due on the maturity date pursuant to the coupon feature.

If the exchange ratio is less than 1, your payment at maturity for each Security will be the cash value of the fractional share.

If UBS elects to deliver to you cash in lieu of shares, the “cash value” will be equal to the exchange ratio of the least performing underlying equity multiplied by its final price.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not redeemed on any determination date, you may lose some or all of your investment. Specifically, if the Securities are not redeemed and a barrier event occurs, then in addition to paying the coupon otherwise due on the maturity date pursuant to the coupon payment feature, at maturity, UBS will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares) or the cash value of such shares as of the final determination date, the value of which will be worth less than your principal amount resulting in a loss of some or all of your initial investment proportionate to the percentage decrease between the initial price and the final price of the least performing underlying equity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Barrier Event:
A barrier event will be deemed to have occurred if (i) the closing price of any underlying equity is less than its respective downside threshold level on any trading day during the observation period and (ii) the final price of any underlying equity is less than its initial price.
Least Performing Underlying Equity:
The underlying equity with the largest percentage decrease between its initial price and its final price on the final determination date, as compared to the percentage decreases or increases between the respective initial price and final price of the other underlying equities determined on the final determination date. The determination of the least performing underlying equity may be affected by the occurrence of certain corporate events affecting one or more of the underlying equities.
Exchange Ratio:
For each undrlying equity, the principal amount divided by its initial price.
Initial Prices:
The closing price of each underlying equity on the pricing date as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”).
Final Prices:
The closing price of each underlying equity on the final determination date as determined by the calculation agent.
Downside Threshold Level:
A specified price of each underlying equity that is below its respective initial price as set forth in the applicable pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”), which, when compared to the final price, determines whether the contingent repayment of principal will apply at maturity.
Determination Dates:
One or more dates that will be specified in the applicable pricing supplement. Determination Dates are subject to postponement in the event of certain market disruption events as described under “General Terms of the Securities — Market Disruption Events”. Unless otherwise specified in the applicable pricing supplement, the final determination date will be the “final determination date” (which will generally be a date approximately three to five business days before the maturity date of the Securities, subject to adjustment upon the occurrence of a market disruption event).
Coupon Payment Dates:
Each coupon payment date will generally be three to five business days following the applicable determination date. The last possible coupon payment date will be the maturity date.
Observation Period:
Unless otherwise specified in the applicable pricing supplement, the period starting on the trade date and ending on, and including, the final determination date.
No Listing:
The Securities will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement.
Calculation Agent:
UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Securities, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-17 of this product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Securities LLC

Product Supplement dated October 11, 2013

ADDITIONAL INFORMATION ABOUT THE WORST OF FIXED COUPON AUTO-CALLABLE
SECURITIES WITH DAILY CLOSE MONITORING

You should read this product supplement together with the prospectus dated January 11, 2012, titled “Debt Securities and Warrants”, relating to our Medium-Term Notes, Series A, of which the Securities are a part, and any applicable pricing supplement related to the Securities that we may file with the Securities and Exchange Commission (“SEC”) from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 11, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

Product Supplement
Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Securities	PS-16
Risk Factors	PS-17
General Terms of the Securities	PS-31
Use of Proceeds and Hedging	PS-49
Supplemental U.S. Tax Considerations	PS-50
ERISA Considerations	PS-58
Supplemental Plan of Distribution (Conflicts of Interest)	PS-59
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations 55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

Product Supplement Summary

This product supplement describes terms that will apply generally to the Securities. On the pricing date for each offering of the Securities, UBS AG will prepare a pricing supplement that, in addition to the identities of the underlying equities and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Securities”, we mean Worst of Fixed Coupon Auto-Callable Securities with Daily Close Monitoring. Also, references to the “accompanying prospectus” mean the accompanying prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012, of UBS. References to the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your Securities unless the context otherwise requires.

What are the Worst of Fixed Coupon Auto-Callable Securities with Daily Close Monitoring?

The Worst of Fixed Coupon Auto-Callable Securities with Daily Close Monitoring (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG, the return on which is linked to the performance of two or more (i) common stocks of specific companies or (ii) shares of exchange traded funds (each, an “underlying equity” and together the “underlying equities”). As used in this product supplement, the term “common stock” also includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADS”). We refer to the common stock represented by an ADS as “foreign stock”. If an underlying equity is an ADS, the term “foreign stock issuer” refers to the issuer of the foreign stock underlying the ADS.

Regardless of how the underlying equity performs, for each offering of the Securities in which you invest, we will pay you interest during the term of the Securities, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Securities. Unlike ordinary debt securities, however, UBS will not necessarily repay the principal amount of the Securities at maturity. If a barrier event occurs, meaning (i) the Securities are not redeemed on any determination date, (ii) the closing price of any underlying equity is less than its respective downside threshold level on any trading day during the observation period and (iii) the final price of any underlying equity on the final determination date is less than its initial price, you will receive a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares) or the cash value of such shares as of the final determination date, the value of which will be less than your principal amount resulting in a loss of some or all of your initial investment proportionate to the percentage decrease between the initial price and the final price of the least performing underlying equity. If the exchange ratio is less than 1, your payment at maturity for each Security will be the cash value of the fractional share.

The “final determination date” will be the final determination date specified in the applicable pricing supplement (which will generally be a date approximately three to five business days before the maturity date of the Securities, subject to adjustment upon the occurrence of a market disruption event, as described herein). You must be willing to accept that if a barrier event occurs, you may lose some or all of your principal amount at maturity.

A “barrier event” will occur if (i) the closing price of any underlying equity is less than its respective downside threshold level on any trading day during the observation period and (ii) the final price of any underlying equity on the final determination date is less than its initial price.

If the closing price of all of the underlying equities are equal to or greater than their respective initial prices on any determination date, UBS will redeem the Securities early (an “early redemption”). If UBS redeems the Securities on any determination date (other than the final determination date), the coupon payment date will be the coupon payment date corresponding to such determination date, which will generally be three to five business days following that determination date. If we redeem the Securities on any determination date, UBS will pay on the applicable coupon payment date a cash payment per Security equal to your principal amount plus the coupon otherwise due on such coupon payment date (the “early redemption amount”) pursuant to the coupon feature. Following an early redemption, no further amounts will be owed to you under the Securities.

If the Securities are not redeemed on any determination date and a barrier event has not occurred, UBS will pay a cash payment per Security at maturity equal to your principal amount plus the coupon otherwise due on the maturity date pursuant to the coupon payment feature. If (i) the Securities are not redeemed on any determination date and (ii) a barrier event occurs, then in addition to paying the coupon otherwise due on the maturity date pursuant to the coupon payment feature, UBS will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio on the final determination date (and, if applicable, cash in lieu of fractional shares) or the cash value of such shares as of the final determination date that will be worth less than your principal amount resulting in a loss on your investment. If the exchange ratio is less than 1, your payment at maturity for each Security will be the cash value of the fractional share. The “downside threshold levels” are specified prices of the underlying equities that are below their respective initial prices set forth in the applicable pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”). Unless otherwise specified in the applicable pricing supplement, each downside threshold level will be set equal to the corresponding downside threshold level for each underlying equity.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not redeemed on any determination date, you may lose some or all of your investment. Specifically, if the Securities are not redeemed and a barrier event occurs, then in addition to paying the coupon otherwise due on the maturity date pursuant to the coupon payment feature, at maturity, UBS will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares) or the cash value of such shares as of the final determination date, the value of which will be worth less than your principal amount resulting in a loss of some or all of your initial investment proportionate to the percentage decrease between the initial price and the final price of the least performing underlying equity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The “least performing underlying equity” means the underlying equity with the largest percentage decrease between its initial price and its final price on the final determination date, as compared to the percentage decreases or increases between the respective initial price and final price of the other underlying equities on the final determination date. The determination of the least performing underlying equity may be affected by the occurrence of certain corporate events affecting one or more of the underlying equities.

For each underlying equity, the “initial price” is the closing price of such underlying equity on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”), and the “final price” is the closing price of such underlying equity determined on the final determination date, in each case as determined by the calculation agent.

The “underlying equity” is the common stock, which may include American depositary shares, of a specific company or shares of a specific exchange traded fund, in any case as indicated in the applicable pricing supplement. The underlying equity may be referred to as the “underlying stock” or in such other manner as may be specified in the applicable pricing supplement. In the case of an offering of the Securities linked to common stock or ADS, the initial price may be referred to in the applicable pricing supplement as the “initial stock price” and the final price may be referred to as the “final stock price”, or each in such other manner as may be specified in the applicable pricing supplement.

For each underlying equity the “exchange ratio” is the principal amount divided by its initial price.

If our payment is to be made in shares of the least performing underlying equity, we will delivery to you a number of shares equal to its exchange ratio, but will pay cash in lieu of delivering any fractional shares of the least performing underlying equity in an amount equal to that fraction, as determined by the calculation agent, multiplied by the final price. If the exchange ratio is less than 1, your payment at maturity for each Security will be the cash value of the fractional share.

Coupon payments will be made regardless of the performance of the underlying equity.

Unless otherwise specified in the applicable pricing supplement, the “observation period” is the period starting on the trade date and ending on, and including, the final determination date.

The applicable pricing supplement will specify the pricing date, the determination dates, the coupon rate per annum, the downside threshold levels, the coupon payment dates, the observation period, the final determination date and the maturity date, as well as the respective terms of each offering of the Securities, including the underlying equities and the initial prices of each underlying equity.

If an event occurs that may require antidilution adjustments, as described under “General Terms of the Securities — Antidilution Adjustments” below, the calculation agent may make adjustments to the initial prices, the closing prices on any trading day during the observation period, the final prices, the exchange ratio, the downside threshold levels of each affected underlying equity, including any adjustments not described in this product supplement or in the applicable pricing supplement, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Securities that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Securities that are identical in all respects, except that each offering generally is linked to the performance of a different set of underlying equities and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Securities is a separate and distinct security and you may invest in one or more offerings of the Securities as set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend solely upon the performance of the underlying equities to which such offering is linked and will not depend on the performance of any other offering of the Securities.

Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire principal amount.

The Securities are Part of a Series

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described in the accompanying prospectus, the terms described here are controlling.

Specific terms of each Security will be described in the applicable pricing supplement

The specific terms for each offering of the Securities will be described in the applicable pricing supplement accompanying this product supplement. The terms described in the applicable pricing supplement modify or supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement should be read in conjunction with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

➢	Coupon Payment — For each offering of the Securities in which you invest, UBS will pay interest on the principal amount, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Securities, regardless of the performance of the underlying equity. Coupon payments are designed to compensate you for the risk that, if a barrier event has occurred, we will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and if applicable cash, in lieu, of fractional shares) or pay you the cash equivalent for such shares as of the final determination date that, in each case, is worth less than your principal amount and that may have no value at all.
➢	Early Redemption — UBS will redeem the Securities early if the closing prices of all of the underlying equities are equal to or greater than their respective initial prices on any determination date. If the Securities are redeemed, UBS will pay a cash payment per Security equal to your principal amount plus the coupon payment otherwise due on the coupon payment date pursuant to the coupon payment feature. Following an early redemption, no further amounts will be owed to you under the Securities.
➢	Contingent repayment of principal amount at maturity — If the Securities are not redeemed on any determination date, we will repay the principal amount of your Securities if (i) the closing price of each underlying equity does not fall below its respective downside threshold value on any trading day during the observation period or (ii) the final price of each underlying equity is equal to or greater than its respective initial price. If (i) the Securities are not redeemed on any determination date, (ii) the closing price of any one of the underlying equities is less than its respective downside threshold level on any trading day during the observation period and (iii) the final price of any one of the underlying equities is below its respective initial price, we will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and if applicable cash, in lieu, of fractional shares) or pay you the cash equivalent for such shares as of the final determination date that, in each case, is worth less than your principal amount and that may have no value at all. This will result in a loss of some or all of your initial investment in the Securities. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.
➢	Minimum Investment — Unless otherwise specified in the applicable pricing supplement, in the case of offerings of Securities with a $10.00 principal amount per Security, the minimum investment is 100 Securities at a principal amount of $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market, if any exists, are not subject to the minimum investment of 100 Securities.

What are Some of the Risks of the Securities?

An investment in any of the Securities involves significant risks. Some of the risks that apply generally to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” on page PS-17 and in the applicable pricing supplement.

➢	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not redeemed prior to maturity, UBS will repay you the principal amount of your Securities in cash only if a barrier event has not occurred and will only make such payment at maturity. If the Securities are not redeemed and a barrier event has occurred, UBS will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and if applicable cash, in lieu, of fractional shares) or pay you the cash equivalent for such shares as of the final determination date that, in each case, is worth less than your principal amount and that may have no value at all. If the exchange ratio is less than 1, your payment at maturity for each Security will be the cash value of the fractional share.
➢	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of all of the underlying equities have remained above their respective downside threshold levels throughout the observation period.
➢	Your potential return on the Securities is limited to the coupons paid on the Securities and you will not participate in any appreciation of the underlying equities — The return potential of the Securities is limited to the coupon payments, regardless of the appreciation of the underlying equities. In addition, the total return on the Securities will vary based on whether the Securities are subject to an early redemption. If the Securities are redeemed due to the early redemption feature, you will not receive any coupon payments or any other payment in respect of any determination dates after the applicable coupon payment date. Since the Securities could be redeemed as early as the first determination date, the total return on the Securities could be minimal. If the Securities are not redeemed, you may be subject to the depreciation in the price of the least performing underlying equity even though you cannot participate in any appreciation in the prices of the underlying equities. As a result, the return on an investment in the Securities could be less than the return on a direct investment in any or all of the underlying equities.
➢	You will lose your downside protection if the closing price of any one of the underlying equities falls below its respective downside threshold level on any trading day during the observation period — The Securities are subject to daily closing price monitoring. As a result, if the Securities are not called and both (i) the closing price of any one of the underlying equities falls below its respective downside threshold level on any trading day during the observation period and (ii) the final price of any one of the underlying equities is less than its respective initial price, then you will be fully exposed at maturity to the depreciation of the least performing underlying equity, even if the least performing underlying equity is not the underlying equity that initially fell below its respective downside threshold level. Under these circumstances, you will lose 1% of the principal amount of your investment for every 1% decrease in the final price of the least performing underlying equity as compared to its initial price. You will be subject to this potential loss of principal even if each underlying equity subsequently increases such that the price of each underlying equity is greater than its respective downside threshold level prior to the final determination date.
➢	Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equities reflects a higher expectation as of the pricing date that (i) the closing price of any one of the underlying equities could close below its respective downside threshold level on any trading day during the observation period of the Securities and (ii) the final price of any one of the underlying equities will be less than its respective initial price. This greater expected risk will generally be reflected in a higher coupon rate for that Security. However, while the coupon rate is set on the pricing date, an underlying equity’s volatility can change significantly over the term of the Securities. The price of any one of the underlying equities for your Securities could fall sharply, which could result in a significant loss of principal.
➢	Reinvestment risk — The Securities will be redeemed early if the closing prices of all of the underlying equities are equal to or greater than their initial prices on any determination date. Conversely, the Securities will not be subject to an early redemption when the price of any one of the underlying equities has declined below its initial price on any determination date, which generally coincides with a period of greater risk of principal loss on your Securities. In the event that the Securities are redeemed prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the

Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.
➢	Credit risk of UBS — The Securities are unsubordinated unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an early redemption, coupon payment or any repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.
➢	You are exposed to the price risk of each underlying equity — Your return on the Securities is not linked to a basket consisting of the underlying equities. Rather, it will be contingent upon the performance of each individual underlying equity. Unlike an instrument with a return linked to a basket of common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each of the underlying equities. Poor performance by any one of the underlying equities over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying equities. Accordingly, your investment is subject to the price risk of each underlying equity.
➢	Because the Securities are linked to the performance of more than one underlying equity, there is an increased probability that you will lose some or all of your initial investment — The risk that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying equity if their terms are otherwise substantially similar. With a greater total number of underlying equities, it is more likely a barrier event will occur, and therefore it is more likely that we will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and if applicable cash, in lieu, of fractional shares) or pay you the cash equivalent for such shares as of the final determination date that, in each case, is worth less than your principal amount and that may have no value at all. In addition, if the performances of the underlying equities are not correlated to each other, the risk that a barrier event will occur (and therefore the risk that you will lose some or all of your investment) is even greater.
➢	Stock or ETF specific risk — The prices of the underlying equities can rise or fall sharply due to factors specific to each underlying equity and the issuers of such underlying equities or, if the underlying equities are shares of exchange traded funds (“ETFs”), the securities, futures contracts, commodities or other assets constituting the assets of such ETFs (“underlying assets”), such as stock and commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and prices, interest rates and economic and political conditions.
➢	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the prices of the underlying equities will rise or fall. There can be no assurance that, if the Securities are not redeemed prior to the final determination date, a barrier event will not occur. The prices of the underlying equities will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the underlying equities or, if the underlying equities are ETFs, the underlying assets of those ETFs. You should be willing to accept the downside risks of owning equities in general and the underlying equities in particular, and the risk of losing some or all of your initial investment.
➢	Owning the Securities is not the same as owning the underlying equities — The return on your Securities is unlikely to reflect the return you would realize if you actually owned one or more of the underlying equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equities during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equities may have. Furthermore, the underlying equities may appreciate substantially during the term of the Securities and you will not participate in such appreciation.
➢	The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting any of the underlying equities, the calculation agent may make adjustments to the initial price, the final price on any trading day during the observation period, the exchange ratio, the downside threshold level applicable to a particular underlying equity and any other term of the Securities. However, the calculation agent will not make an adjustment in response to all events that could affect an underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to a respective issuer of an underlying equity where such issuer is not the surviving entity, the amount you receive at maturity may be based on the common stock of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of such underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby an underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-37 of this product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.
➢	There may be little or no secondary market — Unless otherwise specified in the applicable pricing supplement, the Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
➢	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the prices of the underlying equities; the price volatility of the underlying equities; the dividend rate paid on the underlying equities; the correlation between the underlying equities, the time remaining to the maturity of the Securities; whether the final price of any underlying equity has decreased below its respective downside threshold on any trading day during the observation period; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
➢	Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in one or more of the underlying equities or the underlying assets of one or more ETFs and/or over-the-counter options, futures or other instruments with return linked to the performance of the one or more of the underlying equities or the underlying assets of one or more of the ETFs, may adversely affect the market price(s) of one or more underlying equities and, therefore, the market value of the Securities.

➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of any underlying equity, or if any underlying equity is an ETF, the issuers of securities constituting underlying assets of an ETF, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equities to which the Securities are linked.
➢	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

Subject to the specific terms of your Securities set forth in the applicable pricing supplement, the Securities may be a suitable investment for you if:

➢	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
➢	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the least performing underlying equity.
➢	You believe the market prices of the underlying equities are not likely to appreciate by more than the value of the coupons paid on the Securities.
➢	You do not believe that a barrier event will occur, meaning (i) the closing price of each underlying equities will be greater than or equal to its respective downside threshold level on every trading day during the observation period or (ii) the final price of each underlying equities will be greater than or equal to its respective initial price on the final determination date.
➢	You understand and accept that you will not participate in any appreciation in the price of any of the underlying equities and that your potential return is limited to the coupons specified in the applicable pricing supplement.
➢	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the least performing underlying equity.
➢	You would be willing to invest in the Securities if the coupon rate was set equal to the bottom of any range for the anticipated coupon rate for such offering of the Securities (the actual coupon rate will be determined on the pricing date for each offering of the Securities and will be specified in the applicable pricing supplement).
➢	You are willing to forgo dividends paid on the underlying equities.
➢	You are willing to invest in securities that may be redeemed early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

➢	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

Subject to the specific terms of your Securities set forth in the applicable pricing supplement, the Securities may not be a suitable investment for you if:

➢	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
➢	You require an investment designed to provide a full return of principal at maturity.
➢	You are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying equity.
➢	You believe the market prices of the underlying equities are likely to appreciate by more than the value of the coupons paid on the Securities.
➢	You believe that a barrier event will occur, meaning (i) the closing price of any one of the underlying equities will be less than its respective downside threshold level on any trading day during the observation period and (ii) the final price of any one of the underlying equities will be less than its respective initial price on the final determination date.
➢	You seek an investment that participates in the full appreciation in the prices of the underlying equities or that has unlimited return potential.
➢	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the least performing underlying equity.
➢	You prefer to receive the dividends paid on the underlying equities.
➢	You are unable or unwilling to hold securities that may be redeemed early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.
➢	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Risk Factors” on page PS-17 of this product supplement.

What are the Tax Consequences of the Securities

The United States federal income tax consequences of your investment in the Securities are complex and uncertain. By purchasing a Security, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Security for all tax purposes as an investment unit consisting of a non-contingent debt instrument (the “Debt Portion”) equal to the original face amount of the Security and a put option contract in respect of the least performing underlying equity (the “Put Option”). Under this characterization of the Securities, each Coupon paid in respect of each offering of the Securities is divided into two components for tax purposes: interest on the Debt Portion (the “Debt component”) and premium for the Put Option (the “Put Option component”). The relevant pricing supplement for each issuance of Securities will specify the portion of each Coupon that will be allocated to interest of the Debt Portion and to premium on the Put Option.

Debt component — If the Securities have a term in excess of one year, the interest on the Debt Portion would be taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes. If the Securities have a term of one year or less, then interest on the Debt Portion would be subject to the general rules governing short-term debt instruments.

Put Option component — The Put Option component would generally not be taxed until sale or maturity. At maturity, the Put Option component would be either taxed as short-term capital gain if the principal of the Security is repaid in cash or as a reduction of the cost basis of shares of the least performing underlying equity if they are delivered. If the cash equivalent of the exchange ratio is paid, assuming you are an initial purchaser of a Security, you will recognize short-term capital gain or loss equal to (i) the amount of cash received less (ii) the principal amount of your Securities less the total of the put option component of coupon payments received by you.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities as described above. In light of the uncertainty as to the United States federal income tax treatment (and depending on the term of the Securities), it is possible that your Securities could be treated as a single contingent debt instrument subject to special tax rules governing contingent debt instruments or a single contingent short-term debt instrument or pursuant to some other characterization that could change the timing and character of your income from the Securities, as described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Securities. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-50 for a more detailed description of the tax treatment of your Securities, including the tax consequences of a sale or exchange of your Securities prior to Maturity.

In addition, in 2007 the Internal Revenue Service released a Notice that may affect the taxation of holders of the Securities. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation was also proposed in Congress in 2007 that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the Notice applies to instruments such as the Securities. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Securities. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-50 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

What are the Steps to Calculate Payment upon a Coupon Payment Date, Early Redemption or at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment upon a coupon payment date, early redemption or at maturity on the Securities:

Scenario 1: Calculate the Coupon Payment on a Coupon Payment Date

Unless otherwise specified in the applicable pricing supplement, interest will be paid in arrears in periodic installments during the term of the Securities on an unadjusted basis regardless of the performance of the underlying equities. The coupon rate per annum, frequency of coupon payments and corresponding coupon payment dates for the applicable offering of the Securities will be as set forth in the applicable pricing supplement.

Scenario 2: Calculate the Cash Payment upon an Early Redemption

The payment upon an early redemption will be calculated as follows:

UBS will redeem the Securities when the closing prices of all the underlying equities are equal to or greater than their respective initial prices on any determination date, including the final determination date. In such case, UBS will pay you on the applicable coupon payment date a cash payment per Security equal to your principal amount plus the coupon payment otherwise due on such coupon payment date pursuant to the coupon payment feature. Following an early redemption, no further amounts will be owed to you under the Securities.

Scenario 3: Calculate the Cash Payment at Maturity

Assuming that the Securities are not redeemed on any prior determination date or the final determination date, the following steps shall apply:

If the Securities are not redeemed on any determination date and a barrier event has not occurred, UBS will pay you a cash payment per Security at maturity equal to your principal amount plus the coupon payment otherwise due on the maturity date pursuant to the coupon payment feature.

If the Securities are not redeemed on any determination date and a barrier event has not occurred, in addition to payment of the coupon otherwise due on the maturity date pursuant to the coupon payment feature, UBS will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares) or the cash value of such shares as of the final determination date, a value which will be less than your principal amount resulting in a loss on your investment. If the exchange ratio is less than 1, your payment at maturity for each Security will be the cash value of the fractional share.

If UBS elects to deliver to you cash in lieu of shares, the “cash value” will be equal to the exchange ratio of the least performing underlying equity multiplied by its final price.

The “least performing underlying equity” means the underlying equity with the largest percentage decrease between its initial price and its final price on the final determination date, as compared to the percentage decreases or increases between the respective initial price and final price of the other underlying equities on the final determination date. The determination of the least performing underlying equity may be affected by the occurrence of certain corporate events affecting one or more of the underlying equities.

For each underlying equity, the “initial price” is the closing price of such underlying equity on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”), and the “final price” is the closing price of such underlying equity determined on the final determination date, in each case as determined by the calculation agent.

For each underlying equity the “exchange ratio” is the principal amount divided by its initial price.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not redeemed on any determination date, you may lose some or all of your investment. Specifically, if the Securities are not redeemed and a barrier event occurs, then in addition to paying the coupon otherwise due on the maturity date pursuant to the coupon payment feature, at maturity, UBS will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares) or the cash value of such shares as of the final determination date, the value of which will be worth less than your principal amount resulting in a loss of some or all of your initial investment proportionate to the percentage decrease between the initial price and the final price of the least performing underlying equity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Hypothetical examples of how the Securities perform

The examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the closing prices of the underlying equities relative to their downside threshold levels or their initial prices during the term of the Securities. We cannot predict the final prices or the closing prices of the underlying equities on any determination date or any trading day during the observation period. You should not take these examples as an indication or assurance of the expected performance of the underlying equities (the actual terms of your Securities will be specified in the applicable pricing supplement).

The examples below illustrate the payment upon an early redemption or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	Approximately 5 years
Coupon Rate:	$7.40% per annum (or 0.6167% per month)
Coupon Payment:	$0.06167 per month
Determination Dates:	Monthly
Initial Price:
Underlying Equity A:	$81.52
Underlying Equity B:	$141.76
Downside Threshold Level:
Underlying Equity A:	$40.76 (which is 50% of the Initial Price)
Underlying Equity B:	$70.88 (which is 50% of the Initial Price)
Exchange Ratio:
Underlying Equity A:	0.1227
Underlying Equity B:	0.0705
Observation Period:	The period starting on the trade date and ending on, and including, the final determination date

Example 1 — Securities are redeemed on the First Determination Date

Date	Closing Price	Payment (per Security)
First Determination Date	Underlying Equity A: $90.00 (at or above Initial Price) Underlying Equity B: $150.00 (at or above Initial Price)	$10.06167 (Settlement Amount
	Total Payment	$10.06167 (0.6167% total return)

Since the Securities are redeemed on the first determination date, UBS will pay on the coupon payment date a total of $10.06167 per Security (reflecting your principal amount plus the applicable coupon payment), a 0.6167% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are redeemed on the Third Determination Date

Date	Closing Price	Payment (per Security)
First Determination Date	Underlying Equity A: $80.00 (below Initial Price) Underlying Equity B: $150.00 (at or above Initial Price)	$ 0.06167 (Coupon Payment
Second Determination Date	Underlying Equity A: $40.00 ( below Initial Price and Downside Threshold Level) Underlying Equity B: $155.00 (at or above Initial Price)	$ 0.06167 (Coupon Payment

Date	Closing Price	Payment (per Security)
Third Determination Date	Underlying Equity A: $92.00 (at or above Initial Price) Underlying Equity B: $160.00 (at or above Initial Price)	$10.06167 (Settlement Amount
	Total Payment	$10.1850 (1.8501% total return)

Since the Securities are redeemed on the third determination date, UBS will pay on the coupon payment date a total of $10.06167 per Security (reflecting your principal amount plus the applicable coupon payment). When added to the coupon payments previously received of $0.1233, UBS will have paid you a total of $10.1850, a 1.850% total return on the Securities. You will not receive any further payments on the Securities.

Example 3 — Securities are NOT redeemed and a barrier event does not occur.

Date	Closing Price	Payment (per Security)
First Determination Date	Underlying Equity A: $76.00 (below Initial Price) Underlying Equity B: $130.00 (below Initial Price)	$ 0.06167 (Coupon Payment)
Second Determination Date	Underlying Equity A: $82.00 (at or above Initial Price) Underlying Equity B: $140.00 (below Initial Price)	$ 0.06167 (Coupon Payment)
Third through Fifty-Ninth Determination Dates	Underlying Equity A: Various (all below Initial Price) Underlying Equity B: Various (all below Initial Price)	$3.51519
Final Determination Date	Underlying Equity A: $50.00 (below Initial Price) Underlying Equity B: $71.00 (below initial Price)	$10.06167 (Payment at Maturity)
	Total Payment	$13.7002 (37.002% total return)

The closing price of each underlying equity on each trading day during the observation period was greater than or equal to its respective downside threshold level. Therefore, a barrier event does not occur. Since the Securities are not redeemed and a barrier event does not occur, at maturity, UBS will pay a total of $10.06167 per Security (reflecting your principal amount plus the applicable coupon payment). When added to the coupon payments of $3.6385 received in respect of the prior determination dates, UBS will have paid a total of $13.7002, a 37.002% total return on the Securities.

Example 4 — Securities are NOT redeemed and a barrier event does not occur.

Date	Closing Price	Payment (per Security)
First Determination Date	Underlying Equity A: $76.00 (below Initial Price) Underlying Equity B: $130.00 (below Initial Price)	$ 0.06167 (Coupon Payment)
Second Determination Date	Underlying Equity A: $82.00 (below Initial Price) Underlying Equity B: $140.00 (below Initial Price)	$ 0.06167 (Coupon Payment)

Date	Closing Price	Payment (per Security)
Third through Fifty-Ninth Determination Dates	Underlying Equity A: Various (all below Initial Price) Underlying Equity B: Various (all above Initial Price)	$ 3.51519
Final Determination Date	Underlying Equity A: $85.00 (at or above Initial Price) Underlying Equity B: $145.00 (at or above Initial Price)	$10.06167 (Payment at Maturity)
	Total Payment	$13.7002 (37.002% total return)

The final price of each underlying equity is greater than or equal to its initial price on the final determination date. Therefore, a barrier event does not occur. Since the Securities are not redeemed and a barrier event does not occur, at maturity, UBS will pay a total of $10.06167 per Security (reflecting your principal amount plus the applicable coupon payment). When added to the coupon payments of $3.6385 received in respect of the prior determination dates, UBS will have paid a total of $13.7002, a 37.002% total return on the Securities.

Example 5 — Securities are NOT redeemed and a barrier event occurs.

Date	Closing Price	Payment (per Security)
First Determination Date	Underlying Equity A: $65.00 (below Initial Price Underlying Equity B: $108.00 (below Initial Price)	$ 0.06167 (Coupon Payment)
Second Determination Date	Underlying Equity A: $40.00 (below Initial Price) Underlying Equity B: $80.00 (below Initial Price)	$ 0.06167 (Coupon Payment)
Third through Fifty-Ninth Determination Dates	Underlying Equity A: Various (all below Initial Price) Underlying Equity B: Various (all above Initial Price)	$ 3.51519
Final Determination Date	Underlying Equity A: $90.00 (at or above Initial Price) Underlying Equity B: $99.23 (below Initial Price)	(Final Price of the Least Performing Underlying Equity × Exchange Ratio) plus Coupon = ($99.23 × 0.0705) + $0.06167 = $3.0614
	Total Payment	$7.06 (-29.40% total return)

Since the Securities are not redeemed and a barrier event occurs, at maturity, you will be exposed to the negative return of the least performing underlying equity, Underlying Equity B, even though both underlying equities close at or above their respective downside threshold levels on the final determination date. Specifically, at maturity, UBS will deliver either (i) a number of shares of the least performing underlying equity equal to its exchange ratio on the final determination date (and, if applicable, cash in lieu of fractional shares) or (ii) the cash value of such shares as of the final determination date.

In this example, UBS will have paid you a total payment at maturity equal to $7.06 per Security, which includes the coupon payments of $3.64 received in respect of all determination dates (including the final determination date), representing a loss on the Securities of 29.40%.

Example 6 — Securities are NOT redeemed and a barrier event occurs.

Date	Closing Price	Payment (per Security)
First Determination Date	Underlying Equity A: $65.00 (below Initial Price Underlying Equity B: $108.00 (below Initial Price)	$ 0.06167 (Coupon Payment)
Second Determination Date	Underlying Equity A: $50.00 (below Initial Price) Underlying Equity B: $80.00 (below Initial Price)	$ 0.06167 (Coupon Payment)
Third through Fifty-Ninth Determination Dates	Underlying Equity A: Various (all below Initial Price) Underlying Equity B: Various (all above Initial Price)	$ 3.51519
Final Determination Date	Underlying Equity A: $90.00 (at or above Initial Price) Underlying Equity B: $42.55 (below Initial Price)	(Final Price of the Least Performing Underlying Equity × Exchange Ratio) plus Coupon = ($42.55 × 0.0705) + $0.06167 = $3.0614
	Total Payment	$6.70 (-33.00% total return)

Since the Securities are not redeemed and a barrier event occurs, at maturity you will be exposed to the negative total return of the least performing underlying equity and UBS will deliver either (i) a number of shares of the least performing underlying equity equal to the exchange ratio on the final determination date (and, if applicable, cash in lieu of fractional shares) or (ii) the cash value of such shares as of the final determination date.

In this example, UBS will have paid you a total payment equal to $6.70 per Security, which includes the coupon payments of $3.70 received in respect of all determination dates (including the final determination date), representing a loss on the Securities of 33.00%.

Investors should note that UBS will deliver at maturity a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date. In the event that a barrier event occurs, any decline in the price of the least performing underlying equity during the period between the final determination date and the maturity date will cause your return on the Securities to be less than the return you would have received had we instead delivered shares to you on the final determination date.

We make no representation or warranty as to which of the underlying equities will be the least performing underlying equity for the purposes of calculating your actual payment at maturity.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not redeemed on any determination date, you may lose some or all of your investment. Specifically, if the Securities are not redeemed and a barrier event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the percentage decrease between the initial price and the final price of the least performing underlying equity is less than zero.

The Securities will not be subject to an early redemption if any one underlying equity is below its respective initial price on a determination date.

Any payment on the Securities, including payments in respect of an early redemption, coupon payment or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Hypothetical Payment Amounts on Your Securities

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Securities upon an early redemption or at maturity and the cash payment that could be delivered for each of your Securities on any coupon payment date or on the maturity date, based on a range of hypothetical initial prices and closing prices of the underlying equities and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical closing prices of the underlying equities on the determination dates and the trading days during the observation period (including the final determination date) could have on your payment on any coupon payment date or at maturity, as the case may be, as calculated in the manner described in the applicable pricing supplement. Such hypothetical tables, charts or calculations will be based on closing prices for the underlying equities that may not be achieved on the determination dates or on the trading days during the observation period (including the final determination date) and on assumptions regarding terms of the Securities that will not be set until the pricing date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Securities on any coupon payment date or on the maturity date may bear little or no relation to the actual market value of your Securities on that date or at any other time, including any time over the term of the Securities that you might wish to sell your Securities. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Securities, since the financial return will be affected by various factors, including taxes, which the hypothetical illustrations do not take into account. Moreover, whatever the financial return on your Securities might be, it may bear little or no relation to — and may be much less than — the financial return that you might achieve were you to invest directly in one or more of the underlying equities. The factors listed under “Risk Factors — Owning the Securities is not the same as Owning the Underlying equities” and “Risk Factors — You are exposed to the price risk of each underlying equity”, among others, may cause the financial return on your Securities to differ from the financial return you would receive by investing directly in one or more of the underlying equities.

We describe various risk factors that may affect the market value of the Securities, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-17 of this product supplement.

We cannot predict the closing prices of the underlying equities or, therefore, (i) whether the Securities will be redeemed prior to maturity, (ii) if the Securities are not redeemed on any determination date, that the closing prices of all the underlying equities will be equal to or greater than their respective downside threshold levels on every trading days during the observation period or (iii) whether the final prices of all the underlying equities will be equal to or greater than their respective initial prices on the final determination date. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Securities on any coupon payment date or on the maturity date, nor should it be viewed as an indication of the financial return on your Securities or of how that return might compare to the financial return if you were to invest directly in one or more of the underlying equities.

Risk Factors

The return on the Securities is linked to the performance of two or more of the underlying equities. Investing in the Securities is not equivalent to investing directly in any, all or a combination of the underlying equities. This section describes the most significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Securities.

RISKS RELATED TO GENERAL CREDIT AND RETURN CHARACTERISTICS

The repayment of any principal amount of the Securities at maturity is not guaranteed. You may lose some or all of your initial investment in the Securities.

The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not redeemed early, UBS will repay you the principal amount of your Securities in cash only if a barrier event has not occurred and will only make such payment at maturity. If the Securities are not redeemed and a barrier event has occurred, UBS will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and if applicable cash, in lieu, of fractional shares) or pay you the cash equivalent for such shares as of the final determination date that, in each case, is worth less than your principal amount and that may have not value at all. If the exchange ratio is less than 1, your payment at maturity for each Security will be the cash value of the fractional share.

The contingent repayment of principal applies only at maturity

If your Securities are not redeemed, you should be willing to hold your Securities until maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the price of all of the underlying equities have remained above their respective downside threshold levels throughout the observation period.

You will lose your downside protection if the closing price of any one of the underlying equities falls below its respective downside threshold level on any trading day during the observation period.

The Securities are subject to daily closing price monitoring. As a result, if (i) the closing price of any one of the underlying equities falls below its respective downside threshold level on any trading day during the observation period and (ii) the final price of any one of the underlying equities is less than its respective initial price, you will be fully exposed at maturity to the depreciation of the least performing underlying equity, even if the least performing underlying equity is not the underlying equity that initially fell below its respective downside threshold level. Under these circumstances, you will lose 1% of the principal amount of your investment for every 1% decrease in the final price of the least performing underlying equity as compared to its initial price. You will be subject to this potential loss of principal even if each underlying equity subsequently increases such that the price of each underlying equity is greater than its respective downside threshold level prior to the final determination date.

Your potential return on the Securities is limited to the coupons paid on the Securities.

The return potential of the Securities is limited to the pre-specified coupon rate, regardless of the appreciation of the underlying equities. In addition, the total return on the Securities will vary based on whether the Securities are subject to early redemption prior to the final determination date. If the Securities are redeemed due to the early redemption feature, you will not receive any coupon payments or any other payment in respect of any determination dates after the applicable coupon payment date. Since the Securities could be redeemed as early as the first determination date, the total return on the Securities could be minimal. If the Securities are not redeemed, you will not participate in any appreciation in the

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price of the underlying equities even though you will be subject to each underlying equity’s risk of decline. As a result, the return on an investment in the Securities could be less than the return on a direct investment in any or all of the underlying equities.

Higher coupon payment rates are generally associated with a greater risk of loss

Greater expected volatility with respect to the underlying equities reflects a higher expectation as of the pricing date that (i) the closing price of any one of the underlying equities could close below its respective downside threshold level on any trading day during the observation period of the Securities and (ii) the final price of any one of the underlying equities will be less than its respective initial price. This greater expected risk will generally be reflected in a higher coupon rate for that Security. However, while the coupon rate is set on the pricing date, an underlying equity’s volatility can change significantly over the term of the Securities. The price of any one of the underlying equities for your Securities could fall sharply, which could result in a significant loss of principal.

The Securities may be redeemed early and are subject to reinvestment risk.

If your Securities are redeemed early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable coupon payment date. In the event that the Securities are redeemed prior to maturity, there is no guarantee that you would be able to reinvest the proceeds from an early redemption of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new Securities. Because the Securities may be redeemed as early as the first determination date, you should be prepared in the event the Securities are redeemed early.

You are exposed to the price risk of each underlying equity.

Your return on the Securities is not linked to a basket consisting of the underlying equities. Rather, it will be contingent upon the performance of each individual underlying equity. Unlike an instrument with a return linked to a basket of common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to all of the underlying equities. Poor performance by any one of the underlying equities over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying equities. For the Securities to be redeemed prior to maturity, all underlying equities are required to close above their initial prices on a determination date. In addition, if not redeemed prior to maturity, you will be exposed to the negative return of the least performing underlying equity if a barrier event occurs. Accordingly, your investment is subject to the price risk of each underlying equity.

Because the Securities are linked to the performance of underlying equities of more than one underlying equity issuer (instead of to the performance of one underlying equity), it is more likely that a barrier event will occur, thereby increasing the probability that you will lose some or all of your initial investment.

The risk that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying equity if their terms are otherwise substantially similar. With a greater total number of underlying equities, it is more likely that (i) the closing price of any one of the underlying equities will be less than its respective downside threshold level on any trading day during the observation period and (ii) the final price of any one of the underlying equities will be less than its respective initial price. Therefore it is also more likely that we will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and if applicable cash, in lieu, of fractional shares) or pay you the cash equivalent for such shares as of the final determination date that, in each case, is worth

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less than your principal amount and that may have no value at all. In addition, if the performances of the underlying equities are not correlated to each other, the risk that a barrier event will occur is even greater.

You will not receive dividend payments on the underlying equities or have shareholder rights in the underlying equities.

You will not receive any dividend payments or other distributions on any of the underlying equities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equities may have. Similarly, if the Securities are linked to non-U.S. equity securities issued through depositary arrangements like ADSs, you will not have the rights of owners of such ADSs or the foreign stock.

Owning the Securities is not the same as owning the underlying equities.

The return on your Securities may not reflect the return you would realize if you actually owned the underlying equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equities during the term of your Securities. The following factors, among others, may cause the financial return on your Securities to differ from the financial return you would receive by investing directly in one or more of the underlying equities:

➢	the return on such a direct investment in one or more of the underlying equities would depend primarily upon the relative appreciation or depreciation of one or more of the underlying equities during the term of the Securities, and not on whether the closing prices of the underlying equities are equal to or greater than their respective initial prices on any determination date or whether a barrier event has occurred;
➢	in the case of a direct investment in one or more of the underlying equities, the return could include substantial dividend payments or other rights, which you will not receive as an investor in the Securities;
➢	a direct investment in one or more of the underlying equities is likely to have tax consequences that are different from an investment in the Securities; and
➢	an investment directly in one or more of the underlying equities may have better liquidity than the Securities and, to the extent there are commissions or other fees in relation to a direct investment in the underlying equities, such commissions or other fees may be lower than the commissions and fees applicable to the Securities.

No assurance that the investment view implicit in the Securities will be successful.

It is impossible to predict whether and the extent to which the prices of the underlying equities will rise or fall. There can be no assurance that the closing price of each of the underlying equities will not be above their respective initial prices on any determination date, or, if not redeemed, that a barrier event will not occur. The prices of the underlying equities will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the underlying equities or, if the underlying equities are ETFs, the underlying assets of such ETFs. You should be willing to accept the downside risks of owning equities in general and the underlying equities in particular, and the risk of losing some or all of your initial investment.

Any payment on the Securities is subject to the creditworthiness of UBS.

The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an early redemption, coupon payments or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS

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were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

The determination as to whether the Securities are subject to an early redemption, or the formula for calculating the payment at maturity of the Securities do not take into account all developments in the prices of the underlying equities.

Changes in the prices of the underlying equities during the periods between each determination date may not be reflected in the determinations as to whether the Securities are subject to an early redemption, or the calculation of the amount payable at maturity of the Securities. The calculation agent will determine whether the Securities are subject to an early redemption, by observing only the closing prices of the underlying equities on the applicable determination date. The calculation agent will calculate the payment at maturity by (i) determining whether the closing price of any one of the underlying equities fell below its respective downside threshold level on any trading day during the observation period and (ii) comparing the final price of each underlying equity to its respective initial price (in each case, as may be adjusted upon the occurrence of certain adjustment events described in “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-37). As a result, if a barrier event has occurred, you may lose some or all of your principal amount even if (a) the final price of each underlying equity is above its respective threshold level or (b) the price of any one of the underlying equities has risen at certain times during the term of the Securities, as compared to its initial price, before closing below its initial price on the final determination date.

You have limited antidilution protection.

For certain events affecting any of the underlying equities, such as stock splits and stock dividends, and certain other corporate actions involving an underlying equity, the calculation agent may adjust the initial price, the exchange ratio, the downside threshold level applicable to such underlying equity and any other term of the Securities. However, the calculation agent is not required to make an adjustment for every corporate event that can affect an underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, that described in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. You should refer to “General Terms of the Securities — Antidilution Adjustments” on page PS-37 and “General Terms of the Securities — Role of Calculation Agent” on page PS-48 for a description of the items that the calculation agent is responsible for determining.

In some circumstances, the payment you receive on the Securities may be based on securities issued by another issuer other than the issuer of an underlying equity.

If any underlying equity is common stock of a specific company (an, “underlying stock”), following certain corporate events relating to the issuer of such underlying stock where such issuer is not the surviving entity, the determination as to whether the Securities are subject to an early redemption, or the amount you receive at maturity may be based on the common stock of a successor to an underlying stock issuer in combination with any cash or any other assets distributed to holders of the applicable underlying stock in such corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. If the issuer of any underlying stock becomes subject to (i) a reorganization event (as defined herein) and the relevant distribution property (as defined herein) consists solely of cash or (ii) a merger or combination with the issuer of the Securities or any of its affiliates, such underlying stock may be replaced with the common stock issued by another company selected by the calculation agent. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. We describe the specific corporate events that

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may lead to these adjustments and the procedures for selecting distribution property or a substitute security in the section of this product supplement called “General Terms of Securities — Antidilution Adjustments — Reorganization Events”. The calculation agent will make any such adjustments in order to achieve an equitable result.

If any underlying equity is an ADS and such ADS is no longer listed or admitted to trading on a U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor included in the OTC Bulletin Board Service operated by the Financial Industry Regulation Authority, Inc. (“FINRA”), or if the ADS facility between the foreign stock issuer and the ADS depositary is terminated for any reason, the determination as to whether the Securities are subject to an early redemption, or the amount you receive at maturity will be based on the foreign stock represented by the ADS. Such delisting of the ADS or termination of the ADS facility and the consequent adjustments may materially and adversely affect the value of the Securities. We describe such delisting of the ADS or termination of the ADS facility and the consequent adjustments in the section of this product supplement called “General Terms of Securities — Delisting of ADSs or Termination of ADS Facility”.

If either an underlying stock or an ETF that is serving as an underlying equity is discontinued, delisted or trading of such underlying equity is suspended on its primary exchange, the determination as to whether the Securities are subject to an early redemption, or the amount you receive at maturity may be based on a security issued by another issuer or a share of another exchange traded fund (as applicable) and not such underlying equity. Such discontinuance, delisting or suspension of trading of an underlying equity and the consequent adjustments may materially and adversely affect the value of the Securities. We describe such discontinuance, delisting or suspension of trading of an underlying equity and the consequent adjustments in the sections of this product supplement called “General Terms of the Securities — Delisting or Suspension of Trading of an Underlying Stock” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF”.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Securities — Sales in the secondary market may result in significant losses.

You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price to public, and as a result, you may suffer substantial losses, even in cases where the prices of the underlying equities have risen since the pricing date. The potential returns described in the applicable pricing supplement are possible only in the case that you hold your Securities to maturity or until redeemed by us.

The market value of the Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the final determination date. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the prices of the underlying equities on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the underlying equities (i.e., the frequencies and magnitudes of changes in the prices of the underlying equities over the term of the Securities);

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➢	the dividend rates paid on the underlying equities (while not paid to holders of the Securities, dividend payments on the underlying equities may influence the value of the Securities);
➢	the correlation between the underlying equities;
➢	interest rates in the market;
➢	the time remaining to the maturity of the Securities;
➢	if any underlying equity is an ADS, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the foreign stock is traded;
➢	if any underlying equity is an ETF that invests in securities, futures contracts or commodities that are traded in non-U.S. markets, or if any underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such assets are traded;
➢	if any underlying equity is an ETF, the fact that the ETF is subject to management risk, which is the risk that the investment strategy employed by a fund’s investment advisor may not produce the intended results;
➢	supply and demand for Securities, including inventory positions with UBS Securities LLC or any other market maker;
➢	economic, financial, political, regulatory, judicial, force majeure or other events that affect the prices of the underlying equities and equity and commodity markets generally; and
➢	the creditworthiness of UBS.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Securities in secondary market transactions will likely be lower than the original issue price, since the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

RISKS RELATED TO THE GENERAL CHARACTERISTICS OF THE UNDERLYING EQUITIES

The respective issuers of the underlying equities — and thus the underlying equities — are subject to various market risks.

The respective issuers of the underlying equities (each an “underlying equity issuer”) or, if the underlying equities are ETFs, each company whose securities constitute the underlying assets of the ETFs or each futures contract or commodity that constitute the underlying assets of the ETFs, are subject to various market risks. Consequently, the prices of the underlying equities may fluctuate depending on the respective markets in which issuers of the underlying equities operate or, if the underlying equities are ETFs, the respective markets in which the underlying assets of such ETFs trade. Market forces outside of our control could cause (i) the closing prices of all of the underlying equities increase above their respective initial prices on any determination date, or (ii) a barrier event to occur. The prices of the underlying equities can rise or fall sharply due to factors specific to such underlying equities and the

Risk Factors

underlying equity issuers, such as equity or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock or commodity market volatility and prices, interest rates and economic and political conditions. The applicable pricing supplement will provide a brief description of the underlying equity issuers and the underlying equities to which the Securities we offer are linked. We urge you to review financial and other information filed periodically by the underlying equity issuers with the Securities and Exchange Commission (“SEC”).

UBS and its affiliates have no affiliation with any underlying equity issuers and are not responsible for their public disclosure of information, whether contained in SEC filings or otherwise.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with any respective underlying equity issuer in any way and have no ability to control or predict their actions, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting an underlying equity issuer. The underlying equity issuers are not involved in the offering of the Securities in any way and have no obligation to consider your interests as owner of the Securities in taking any corporate actions that might affect the market value of your Securities or your payment at maturity. An underlying equity issuer may take actions that could adversely affect the market value of the Securities.

The Securities are unsecured debt obligations of UBS only and are not obligations of any underlying equity issuer. None of the price you pay for the Securities will go to any underlying equity issuer.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying equity issuers and the underlying equities from publicly available information, without independent verification. Neither we nor any of our affiliates have undertaken any independent review or due diligence of publically available information regarding any underlying equity issuer or the underlying equities. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuers and the underlying equities for your Securities. We urge you to review financial and other information filed periodically by the underlying equity issuers with the SEC.

This product supplement relates only to the Securities and does not relate to the underlying equities or their issuers.

Historical performance of the underlying equities should not be taken as an indication of the future performance of the underlying equities during the term of the Securities.

The historical performance of the underlying equities should not be taken as an indication of the future performance of the underlying equities. As a result, it is impossible to predict whether the prices of the underlying equities will rise or fall. The prices of the underlying equities will be influenced by complex and interrelated political, economic, financial, force majeure and other factors that can affect the issuers of the underlying equities or if the underlying equities are ETFs, the underlying assets of such ETFs, and the market price of the underlying equities.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment where: (1) any underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency and that may trade differently from the ADS, or (2) any underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency. Such substitution or replacement of an underlying equity by a security issued by a non-U.S. company may occur following certain corporate events affecting an underlying equity (as described under “General Terms of the Securities — Antidilution Adjustments — Reorganization Events” on page PS-41) or following delisting

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or termination of an underlying equity (as described under “General Terms of the Securities — Delisting or Suspension of Trading of an Underlying Stock” on page PS-44).

If an underlying equity is an ETF that invests in securities, futures contracts or commodities that are traded on non-U.S. markets, the market price of the securities, futures contracts or commodities in which the ETF invests generally will be converted into the U.S. dollar value of those assets for purposes of calculating such ETF’s net asset value. Therefore, holders of Securities based upon an ETF that invests in non-U.S. markets will be exposed to currency exchange rate risk with respect to the currency in which such securities, futures contracts or commodities trade. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of the relevant non-U.S. asset in the ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the securities, futures contracts or commodities in which an ETF invests will be adversely affected and the value of the Securities may decrease.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Securities. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of any relevant security, futures contract or commodity on non-U.S. markets and, as a result, may affect the value of the Securities. As a consequence, such fluctuations could adversely affect an investment in the Securities if: (1) any underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency, (2) any the underlying equity is substituted or replaced by a security issued by a non-U.S. company that is quoted and traded in a foreign currency or (3) any underlying equity is an ETF that invests in securities, futures contracts or commodities that are quoted and traded in a foreign currency.

In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank in foreign exchange, money markets, sovereign debt or other financial markets, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the Securities if: (1) an underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency, (2) an underlying equity is substituted or replaced by a security issued by a non-U.S. company that is quoted and traded in a foreign currency or (3) an underlying equity is an ETF that invests in securities, futures contracts or commodities that are quoted and traded in a foreign currency.

We will not make any adjustment or change in the terms of the Securities in the event that applicable exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency. You will bear any such risks, which are substantial and material.

Risk Factors

An investment in the Securities may be subject to risks associated with non-U.S. securities or futures markets.

An underlying equity may be an ADS representing foreign stock or an ETF that invests in securities, futures contracts or commodities that are traded on non-U.S. markets. In addition, following certain corporate events affecting an underlying equity, or following delisting or suspension of trading of an underlying equity on its primary exchange, such underlying equity may be substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency. An investment in securities linked directly or indirectly to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks. Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on United States exchanges. Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

We describe the possible substitution or replacement of an underlying equity by the security of a non-U.S. company that is quoted and traded in a foreign currency following certain corporate events under “General Terms of the Securities — Antidilution Adjustments — Reorganization Events”. We describe the possible substitution or replacement of an underlying equity that is an ADS by the foreign stock represented by the ADS following delisting or termination of an ADS facility under “General Terms of the Securities — Delisting of ADS or Termination of ADS Facility”.

Any underlying equity that is issued by a non-U.S. company and that is traded on a non-U.S. exchange will be specified in the applicable pricing supplement.

If an underlying equity is an ADS, the value of the ADSs may not completely track the price of the foreign stock represented by such ADS.

If an underlying equity is an ADS, you should be aware that, although the trading characteristics and valuations of the ADS will usually mirror the characteristics and valuations of the foreign stock represented by that ADS, the value of such ADS may not completely track the value of such foreign stock. Active trading volume and efficient pricing for such foreign stock on the stock exchange(s) on which that foreign stock principally trades will usually, but not necessarily, indicate similar characteristics in respect of the ADS. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADS than for the foreign stock. Since holders of the ADSs may surrender the ADSs to take delivery of and trade the foreign stock (a characteristic that allows investors

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in ADSs to take advantage of price differentials between different markets), an illiquid market for the foreign stock generally will result in an illiquid market for the ADSs representing such foreign stock.

If an underlying equity is an ADS, the market price of such ADS and the value of the Securities linked to such ADS will be affected by conditions in the markets where those ADSs principally trade.

Although the market price of an underlying equity that is an ADS is not directly tied to the market price of the foreign stock in the non-U.S. markets where such foreign stock principally trades, the market price of such ADS is generally expected to track the U.S. dollar value of the currency of the country where the foreign stock principally trades and the trading price of such foreign stock on the stock exchange(s) where that foreign stock principally trades due to the fact that owners of ADS have the right to obtain the foreign stock represented by such ADS. This means that the market value of any underlying equity that is an ADS is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the foreign stock principally trades and by factors affecting the foreign stock and the markets where such foreign stock principally trades.

There are important differences between the rights of holders of ADSs and the rights of holders of the foreign stock.

If an underlying equity is an ADS, you should be aware that your Securities are linked to the ADS and not the foreign stock represented by such ADS, and there exist important differences between the rights of holders of an ADS and the foreign stock such ADS represents. Each ADS is a security evidenced by American Depositary Receipts that represents a specified number of shares of the foreign stock. Generally, the ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign stock issuer and holders of the ADSs, which may be different from the rights of holders of common stock of the foreign stock issuer. For example, the foreign stock issuer may make distributions in respect of the foreign stock that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the foreign stock may be significant and may materially and adversely affect the market value of your Securities.

The value of the shares of an ETF may not completely track the value of the shares of the securities, futures contracts or commodities in which the ETF invests or the level of its respective underlying index.

If an underlying equity is an ETF, you should be aware that, although the trading characteristics and valuations of the ETF will usually mirror the characteristics and valuations of the securities, futures contracts or commodities in which the ETF invests, the value of the ETF may not completely track the value of the securities, futures contracts or commodities in which that ETF invests. The value of the ETF will reflect transaction costs and fees that the securities, futures contracts or commodities in which the ETF invests do not have.

In addition, the ETF may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific index (the “underlying index”). The correlation between the performance of an ETF and the performance of its underlying index may not be perfect.

Although the performance of an ETF seeks to replicate the performance of its underlying index, the ETF may not invest in all the securities, futures contracts or commodities comprising such underlying index but rather may invest in a representative sample of securities, futures contracts or commodities comprising such underlying index. Also, an ETF may not fully replicate the performance of its underlying index due to the temporary unavailability of certain securities, futures contracts or commodities comprising such underlying index. Finally, the performance of an ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. As a result of the foregoing, the performance of an ETF may not replicate the performance of its underlying index. Furthermore, because

Risk Factors

an ETF is traded on a national securities exchange and is subject to the market supply and demand by investors, the market value of an ETF may differ from the net asset value per share (i.e., its intrinsic economic value) of the ETF.

In addition, although shares of an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of an ETF or that there will be sufficient liquidity in the trading market.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in an underlying equity, futures, options, exchange traded funds or other derivative products based on an underlying equity may adversely affect the probability of the Securities being redeemed or any coupon payment becoming payable, any amount payable at maturity and the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page PS-49, UBS or its affiliates may hedge their obligations under the Securities by purchasing one or more of the underlying equities or the underlying assets of one or more ETFs, futures or options on one or more underlying equities or the underlying assets of one or more ETFs or other exchange traded or over the counter derivative instruments with returns linked or related to changes in the performance of one or more of the underlying equities or the underlying assets of one or more ETFs, and they may adjust these hedges by, among other things, purchasing or selling one or more of the underlying equities or the underlying assets of one or more ETFs, futures, options, or other exchange traded or over the counter derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of an underlying equity and, therefore, the probability of the Securities being redeemed, the amount payable at maturity and the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in one or more of the underlying equities or the underlying assets of one or more ETFs and other investments relating to the underlying equities or the underlying assets of ETFs on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the underlying equities and, therefore, the probability of the Securities being redeemed, the amount payable at maturity and the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of one or more underlying equities. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Securities.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Securities, although they are not obligated to do so. As market makers, trading of the Securities may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Securities in their inventory. The supply and demand for the Securities, including inventory positions of market makers, may affect the secondary market price for the Securities.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to one or more of the underlying equities or the underlying assets of one or more ETFs that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in

Risk Factors

facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the price of any underlying equity, could be adverse to such holders’ interests as beneficial owners of the Securities.

UBS and its affiliates may, at present or in the future, engage in business with one or more issuers of underlying equities, including making loans to or acting as a counterparty (including with respect to derivatives) or providing advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Securities as beneficial owners of the Securities. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the prices of the underlying equities and, therefore, the probability of the Securities being redeemed, the amount payable at maturity and the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the prices of the underlying equities or the market value of, and your return on, the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may publish research or other opinions that call into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equities to which the Securities are linked.

One of our affiliates may serve as the depositary for the ADSs that may constitute an underlying equity.

One of our affiliates may serve as the depositary for some foreign companies that issue ADSs. If an underlying equity is an ADS and one of our affiliates serves as depositary for such ADSs, the interests of our affiliate, in its capacity as depositary for the ADSs, may be adverse to your interests as a holder of Securities.

There are potential conflicts of interest between you and the calculation agent.

UBS’s affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the closing prices of the underlying equities are at or above their respective initial prices on any determination date or on any trading day during the observation period, whether the closing price of any underlying equity is less than its respective downside threshold level and, accordingly, the payment at maturity on your Securities. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-48. For example, the calculation agent may have to determine whether a market disruption event affecting an underlying equity has occurred or is continuing on a day when the calculation agent will determine the closing price of the underlying equities. This determination may, in turn, depend on the calculation agent’s judgment of whether the event has materially interfered with our ability or the ability of any of our affiliates to maintain or unwind our or its hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

Risk Factors

The calculation agent may postpone any determination date, including the final determination date or any trading day during the observation period (and thus the applicable coupon payment date or the maturity date, respectively), upon the occurrence of a market disruption event.

If the calculation agent determines that a market disruption event has occurred or is continuing with respect to an underlying equity on any determination date (including the final determination date) or on any trading day during the observation period (each such trading day, a “trading day”), the affected determination date or the final determination date for the affected underlying equity, as applicable, will be postponed and thus the determination of the closing price of the affected underlying equity with respect to such determination date or trading day or the final price, as applicable, will be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead make the relevant determination based on the closing price of the affected underlying equity on the first trading day on which no market disruption event occurs or is continuing with respect to that underlying equity. In no event, however, will the relevant determination date, trading day or the final determination date for such affected underlying equity be postponed by more than eight (8) trading days. As a result, the relevant coupon payment date or the maturity date for the Securities could also be postponed, although not by more than eight (8) trading days.

If the relevant determination date, trading day or the final determination date for an affected underlying equity is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the relevant determination date, trading day or the final determination date for such affected underlying equity, as applicable. If the closing price of the affected underlying equity is not available on the last possible day that qualifies as the relevant determination date, trading day or the final determination date, as applicable, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the closing price of such affected underlying equity that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Securities — Market Disruption Event” on page PS-35.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Securities.

UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section above, “Supplemental U.S. Tax Considerations” below, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult with your tax advisor about your own tax situation.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes.

Risk Factors

Legislation was also proposed in Congress in 2007 that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the Notice applies to instruments such as the Securities. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Securities. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-50 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

General Terms of the Securities

The following is a summary of the general terms of the Securities. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Securities:

Coupon Payment

Unless otherwise specified in the applicable pricing supplement, interest will be paid in arrears in periodic installments during the term of the Securities on an unadjusted basis regardless of the performance of the underlying equity. The coupon rate, frequency of coupon payments and the corresponding coupon payment dates for the applicable offering of the Securities will be as set forth in the applicable pricing supplement.

If the maturity date is postponed beyond the originally scheduled maturity date due to the occurrence of a market disruption event on the final determination date, interest will cease to accrue on the originally scheduled maturity date.

Denominations

Each Security will have a principal amount of $10.00, unless otherwise specified in the applicable pricing supplement. In the case of offerings of $10.00 Securities, your minimum investment is 100 Securities at a principal amount at $10.00 per Security (for a total minimum purchase price of $1,000), unless otherwise specified in the applicable pricing supplement. Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Payment upon an Early Redemption

UBS will redeem the Securities early if the closing prices of all of the underlying equities are equal to or greater than their respective initial prices (as such initial prices may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”) on any determination date. If we redeem the Securities, UBS will pay you on the applicable coupon payment date a cash payment per Security equal to your principal amount plus the coupon payment otherwise due on such coupon payment date pursuant to the coupon payment feature. Following an early redemption, no further amounts will be owed to you under the Securities.

Payment at Maturity

If the Securities are not redeemed on any determination date, at maturity UBS will pay you shares or cash for each Security that you hold, calculated as follows.

➢	If a barrier event does not occur, UBS will pay you for each Security you hold a cash payment per Security equal to your principal amount plus the coupon otherwise due on the maturity date pursuant to the coupon feature.
➢	If a barrier event occurs, UBS will deliver to you for each Security you hold (i) a number of shares of the least performing underlying equity (as defined below) equal to its exchange ratio as of the final

General Terms of the Securities

determination date (and, if applicable, cash in lieu of fractional shares) or (ii) at our option, the cash value of such shares as of the final determination date, plus, in both cases, the coupon otherwise due on the maturity date pursuant to the coupon feature.

If UBS elects to deliver to you cash in lieu of shares, the “cash value” will be equal to the exchange ratio of the least performing underlying equity multiplied by its final price.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not redeemed on any determination date, you may lose some or all of your investment. Specifically, if the Securities are not redeemed and a barrier event occurs, then in addition to paying the coupon otherwise due on the maturity date pursuant to the coupon payment feature, at maturity, UBS will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares) or the cash value of such shares of the final determination date, the value of which will be worth less than your principal amount resulting in a loss of some or all of your initial investment proportionate to the percentage decrease between the initial price and the final price of the least performing underlying equity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

For each underlying equity, the “initial price” is the closing price of such underlying equity on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments”), and the “final price” is the closing price of such underlying equity determined on the final determination date, in each case as determined by the calculation agent.

The “underlying equity” is the common stock, which may include American depositary shares, of a specific company or shares of a specific exchange traded fund, in any case as indicated in the applicable pricing supplement. The underlying equity may be referred to as the “underlying stock” or in such other manner as may be specified in the applicable pricing supplement. In the case of an offering of the Securities linked to common stock or ADS, the initial price may be referred to in the applicable pricing supplement as the “initial stock price” and the final price may be referred to as the “final stock price”, or each in such other manner as may be specified in the applicable pricing supplement.

For each underlying equity the “exchange ratio” is the principal amount divided by its initial price.

The “least performing underlying equity” means the underlying equity with the largest percentage decrease between its initial price and its final price on the final determiation date, as compared to the percentage decreases or increases between the respective initial price and final price of the other underlying equities on the final determination date. The determination of the least performing underlying equity may be affected by the occurrence of certain corporate events affecting one or more of the underlying equities.

Barrier Event

A “barrier event” will be deemed to have occurred if (i) the closing price of any underlying equity is less than its respective downside threshold level on any trading day during the observation period and (ii) the final price of any underlying equity on the final determination date is less than its initial price.

If our payment is to be made in shares of the least performing underlying equity, we will deliver to you a number of shares equal to its exchange ratio as of the final determination date, but will pay cash in lieu of delivering any fractional shares of the least performing underlying equity in an amount equal to that fraction, as determined by the calculation agent, multiplied by the final price.

Coupon payments will be made regardless of the performance of the underlying equity.

General Terms of the Securities

The applicable pricing supplement will specify the pricing date, the determination dates, the coupon rate, the downside threshold levels, the coupon payment dates, the observation period, the final determination date and the maturity date, as well as the respective terms of each offering of the Securities, including the underlying equities and the initial prices of each underlying equity.

If an event occurs that may require antidilution adjustments, as described under “General Terms of the Securities — Antidilution Adjustments” below, the calculation agent may make adjustments to the initial prices, the final price on any trading day during the observation period, the exchange ratio, the downside threshold levels of each affected underlying equity, including any adjustments not described in this product supplement or in the applicable pricing supplement, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Securities that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Securities that are identical in all respects, except that each offering generally is linked to the performance of a different set of underlying equities and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Securities is a separate and distinct security and you may invest in one or more offerings of the Securities as set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend solely upon the performance of the underlying equities to which such offering is linked and will not depend on the performance of any other offering of the Securities.

The Securities are not sponsored, endorsed, sold or promoted by the issuers of the underlying equities, and investing in the Securities is not equivalent to investing directly in the underlying equities.

Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire principal amount.

Coupon Payment Dates

If the Securities are redeemed on any determination date, the coupon payment date will be the coupon payment date corresponding to such determination date, which will generally be between three and five business days following such determination date. As described under “— Determination Dates” below, the calculation agent may postpone a determination date — and therefore a coupon payment date — if a market disruption event occurs or is continuing on a day that would otherwise be a determination date. We describe market disruption events under “— Market Disruption Event” below. Any coupon payable on a coupon payment date that has been postponed pursuant to a market disruption event will be paid with the same effect as if paid on the originally scheduled coupon payment date.

Determination Dates

The determination dates for your Securities will be the dates set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing with respect to an underlying equity on any such day. In that event, the determination date for such affected underlying equity will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will a determination date for the Securities be postponed by more than eight (8) trading days. The postponement of a determination date for any underlying equity will not affect the determination date for any other underlying equity. In addition, the postponement of one or more determination dates shall have no effect on any subsequent determination dates.

If any determination date specified in the applicable pricing supplement occurs on a day that is not a trading day, such determination date will be the next following trading day.

General Terms of the Securities

Observation Period

The observation period for your Securities will be the period starting on the trade date and ending on, and including, the final determination date, unless otherwise specified in the applicable pricing supplement.

No Fractional Shares

If our payment is to be made in shares of the least performing underlying equity, we will deliver to you a number of shares of the least performing underlying equity equal to its exchange ratio as of the final determination date, but we will pay cash in lieu of delivering any fractional shares of the least performing underlying equity in an amount equal to that fraction, as determined by the calculation agent, multiplied by the final price.

Maturity Date

The maturity date for your Securities will be set forth in the applicable pricing supplement. If not redeemed on any determination date (other than the final determination date), the Securities will mature on the maturity date, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final determination date for any underlying equity, the maturity date will be postponed to maintain the same number of business days between the final determination date for the last underlying equity for which a final price is determined and the maturity date as existed prior to the postponement of the final determination date for one or more underlying equities. As discussed below under “— Final Determination Date,” the calculation agent may postpone the final determination date for an underlying equity if a market disruption event with respect to such underlying equity occurs or is continuing on a day that would otherwise be the final determination date for such underlying equity. We describe market disruption events under “— Market Disruption Event” below.

The postponement of the maturity date for one offering of the Securities will not affect the maturity date for any other offering of the Securities.

Final Determination Date

If the Securities are not previously redeemed, the final determination date for each underlying equity will be on the final determination date as set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing with respect to an underlying equity on that day. In that event, the final determination date for such underlying equity with respect to which a market disruption event occurs or is continuing, will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such underlying equity. In no event, however, will the final determination date — and, therefore, the Maturity Date — for any underlying equity affected by a market disruption event be postponed by more than eight (8) trading days. The postponement of the final determination date for any underlying equity will not affect the final determination date for any other underlying equity. In addition, a market disruption event for a particular offering of the Securities will not necessarily be a market disruption event for any other offering of the Securities.

If the final determination date specified in the applicable pricing supplement occurs on a day that is not a trading day, the final determination date will be the next following trading day.

Closing Price

The “closing price” for an underlying equity or any other security for which a closing price must be determined, on any trading day means:

General Terms of the Securities

➢	if an underlying equity (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of NASDAQ, the official closing price), for such underlying equity (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such underlying equity (or such other security) is listed or admitted to trading; or
➢	if, following certain corporate events affecting an underlying equity or following delisting or termination of an underlying equity, such underlying equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency, the official closing price for such non-U.S. security on the primary foreign exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “General Terms of the Securities — Antidilution Events — Reorganization Events” on page PS-41); or
➢	if an underlying equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by FINRA, the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or
➢	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for an underlying equity (or such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Event

The calculation agent will determine the closing price of each underlying equity on each determination date each trading day during the observation period (each such trading day, a “trading day”) and the final price of each underlying equity on the final determination date. As described above, any determination date (including the final determination date) or trading day may be postponed, and thus the determination of the closing price of any underlying equity with respect to such determination date or trading day or the final price, as applicable, may be postponed if the calculation agent determines that, on any determination date or trading day, a market disruption event has occurred or is continuing on or as of such date. If such a postponement occurs, the new determination date or trading day will be the first trading day on which no market disruption event occurs or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event with respect to a particular underlying equity, the calculation agent may waive its right to postpone a determination date or the relevant trading day if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing price or final price, as applicable, of such underlying equity with respect to such determination date or trading day. In no event, however, will a determination date or trading day be postponed by more than eight (8) trading days.

If the determination of the closing price of a particular underlying equity or the final price is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, with respect to such underlying equity, that day will nevertheless be the date on which the particular closing price of the such underlying equity with respect to such determination date or trading day or the final price, as applicable, will be determined by the calculation agent. In such an event, the calculation agent will make an estimate of the closing price of such underlying equity with respect to such determination date or trading day, or the final price that would have prevailed in the absence of the market disruption event.

General Terms of the Securities

For the avoidance of doubt, if on any determination date, trading day or final determination date, the calculation agent determines that no market disruption event is occurring with respect to a particular underlying equity, the closing price or final price, as applicable, for that underlying equity will be made on that determination date, trading day or final determination date, as applicable, irrespective of the occurrence of a market disruption event on such determination date, trading day or final determination date, as applicable, with respect to one or more of the other underlying equities.

Any of the following will be a market disruption event with regard to a particular offering of the Securities, in each case as determined by the calculation agent:

➢	a suspension, absence or material limitation of trading in an underlying equity in the primary market for such underlying equity for more than two hours of trading or during the onehour before the close of trading in that market;
➢	a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to an underlying equity or, if such underlying equity is an ETF, to the underlying index of such ETF or the securities, futures contracts, commodities or other assets constituting the assets of such ETF (“underlying assets”), in the primary market for those contracts for more than two hours of trading or during the one hour before the close of trading in that market;
➢	if an underlying equity is an ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the securities, futures contracts or other assets which then comprise 20% or more of the value of the underlying assets of such ETF on the primary exchanges for such securities for more than two hours of trading, or during the one hour before the close of trading of such exchanges; or
➢	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in one or more of the underlying equities generally.

For this purpose, for any offering of the Securities, an “absence of trading” in option or futures contracts, if available, relating to an underlying equity or, if such underlying equity is an ETF, to the underlying index or underlying assets of the ETF, in the primary market for those contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading in an underlying equity in the primary market for such equity, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to an underlying equity or, if such underlying equity is an ETF, to the underlying index or underlying assets of the ETF.

In contrast, for any offering of the Securities, a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to an underlying equity or, if such underlying equity is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts by reason of any of:

➢	a price change exceeding limits set by that market,
➢	an imbalance of orders relating to those contracts,

General Terms of the Securities

➢	a disparity in bid and ask quotes relating to those contracts, or will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to an underlying equity or, if such underlying equity is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts.

A market disruption event for a particular offering of the Securities will not necessarily be a market disruption event for any other offering of the Securities.

Antidilution Adjustments

For any offering of the Securities, the initial price, the exchange ratio and the downside threshold level of each underlying equity are subject to adjustments by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the value of the Securities. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page PS-20.

For the avoidance of doubt, if the calculation agent determines that an adjustment is required with respect to a particular underlying equity, such adjustment will be made to that underlying equity irrespective of whether any adjustment is required with respect to any of the other underlying equities.

How Adjustments Will Be Made

If one of the events described below occurs with respect to a particular underlying equity for an offering of the Securities and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of such underlying equity, the calculation agent will calculate such corresponding adjustment or series of adjustments to the initial price, the exchange ratio, the downside threshold level and any other term of the securities for such underlying equity as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the relevant initial price, and downside threshold level will each be halved and the exchange ratio will be doubled. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of an underlying equity, if applicable, in the event of a consolidation or merger of the issuer of the applicable underlying equity with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to any initial price, exchange ratio, downside threshold level, and any other term of the security.

If more than one event requiring an adjustment occurs with respect to the same underlying equity, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the initial price, exchange ratio, downside threshold level, and any other term of the security for such underlying equity for the first event, then adjust the adjusted initial price, the adjusted exchange ratio and the adjusted downside threshold level for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Securities that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the value and type of property or properties that may be required to be delivered at maturity, the initial price, exchange ratio, and downside threshold level of a particular underlying equity. The calculation agent may make adjustments that differ from, or that are in addition to, those described in this product supplement if the calculation agent determines that any adjustments so described do not achieve an equitable result or otherwise. In determining whether or not any adjustment so described

General Terms of the Securities

achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying equity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the relevant initial price. The initial price, exchange ratio or downside threshold level resulting from any adjustment will be rounded up or down, as appropriate, to the nearest thousandth, with one-half cent and five hundredths being rounded upward.

If the calculation agent adjusts the number of shares of an underlying equity due to be delivered to you for certain corporate events affecting such underlying equity, we will pay cash in lieu of delivering any fractional shares of such underlying equity in an amount equal to that fraction multiplied by the final price of such underlying equity

If your Securities are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for your Securities, the dividend paid by the foreign stock issuer, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

For purposes of the antidilution adjustments, if an ADS is serving as an underlying equity, the calculation agent will consider the effect of the relevant event on the holders of the ADS. For instance, if a holder of the ADS receives an extraordinary dividend, the provisions below would apply to the ADS. On the other hand, if a spin-off occurs, and the ADS represents both the spun-off security as well as the existing foreign stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADS is serving as an underlying equity, no adjustment will be made (1) if holders of ADSs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) to the extent that the calculation agent determines that the foreign stock issuer or the depositary for the ADSs has adjusted the number of shares of foreign stock represented by each ADS so that the ADS price would not be affected by the corporate event in question.

If the foreign stock issuer or the depositary for the ADSs, in the absence of any of the events described below, elects to adjust the number of shares of foreign stock represented by each ADS, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depositary for the ADSs may also have the ability to make adjustments in respect of the ADS for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depositary, the calculation agent may adjust such terms and conditions of the Securities as the calculation agent determines appropriate to account for that event.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the Securities, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the applicable underlying equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Securities. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

The following events are those that may require antidilution adjustments:

➢	a subdivision, consolidation or reclassification of an underlying equity or a free distribution or dividend of shares of an underlying equity to existing holders of an underlying equity by way of bonus, capitalization or similar issue;
➢	a distribution or dividend to existing holders of an underlying equity of:

General Terms of the Securities

➢	additional shares of such underlying equity as described under “— Stock Dividends” below,
➢	other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying equity issuer equally or proportionately with such payments to holders of such underlying equity, or
➢	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;
➢	the declaration by the respective underlying equity issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of such underlying equity or other assets;
➢	a repurchase by the respective underlying equity issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
➢	if an underlying equity is common stock in a specific company (“underlying stock”), a consolidation of the respective underlying stock issuer with another company or merger of the respective underlying stock issuer with another company; and

any other similar event that may have a diluting or concentrative effect on the theoretical value of an underlying equity.

The adjustments described below do not cover all events that could affect the value of the Securities. We describe the risks relating to dilution under “Risk Factors — You have limited antidilution protection” on page PS-20.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If an underlying equity is subject to a stock split or a reverse stock split, then exchange ratio will be adjusted by multiplying the prior exchange ratio, and the initial price and downside threshold level for such underlying equity will each be adjusted by dividing the prior initial price, and the prior downside threshold level, respectively, by, the number of shares that a holder of one share of such underlying equity before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If an underlying equity is subject to a stock dividend payable in shares of such underlying equity, then the exchange ratio will be adjusted by multiplying the prior exchange ratio by, and the initial price and downside threshold level for such underlying equity will each be adjusted by dividing the prior initial price and the prior downside threshold level, respectively, by, the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of such underlying equity.

General Terms of the Securities

It is not expected that antidilution adjustments will be made to the initial price, exchange ratio, the downside threshold level and any other terms of the Securities in the case of stock dividends payable in shares of an underlying equity that are in lieu of ordinary cash dividends payable with respect to shares of such underlying equity.

Other Dividends and Distributions

None of the initial price, the exchange ratio, or the downside threshold level for a particular underlying equity will be adjusted to reflect dividends or other distributions paid with respect to such underlying equity, other than:

➢	stock dividends described under “— Stock Dividends or Distributions” above;
➢	issuances of transferable rights and warrants with respect to an underlying equity as described under “— Transferable Rights and Warrants” below;
➢	if an underlying equity is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events” beginning on page PS-41; and
➢	extraordinary cash dividends described below.

For an underlying equity applicable to a particular offering of the Securities, a dividend or other distribution with respect to such underlying equity will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for such underlying equity by an amount equal to at least 10% of the closing price of such underlying equity on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first trading day on which the particular underlying equity trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to an underlying equity and is payable in cash, then the exchange ratio will be adjusted by multiplying the prior exchange ratio by, and the initial price and downside threshold level for such underlying equity will each be adjusted by dividing the prior initial price and prior downside threshold level for such underlying equity, respectively, by, the ratio of the closing price of such underlying equity on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for an underlying equity equals:

➢	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of such underlying equity minus the amount per share of such underlying equity of the immediately preceding dividend, if any, that was not an extraordinary dividend for such underlying equity; or
➢	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of such extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of an underlying equity that is both an extraordinary dividend and payable in such underlying equity, or an issuance of rights or warrants with respect to such underlying equity that is also an extraordinary dividend, will result in adjustments to the initial price, the exchange ratio and the downside threshold level of such underlying equity, as described under “— Stock Dividends” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

General Terms of the Securities

Transferable Rights and Warrants

If the respective issuer of an underlying equity issues transferable rights or warrants to all holders of such underlying equity to subscribe for or purchase such underlying equity at an exercise price per share that is less than the closing price of such underlying equity on the trading day before the ex-dividend date for such issuance, then the calculation agent may adjust the initial price, exchange ratio, and downside threshold level for such underlying equity or any other terms of the Securities as the calculation agent determines appropriate to account for the economic effect of such issuance.

Reorganization Events

For any offering of the Securities in which the an underlying equity is an underlying stock, each of the following may be determined by the calculation agent to be a “reorganization event”:

(a)	there occurs any reclassification or change of such underlying stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of such underlying stock,
(b)	the issuer of such underlying stock, or any surviving entity or subsequent surviving entity of such issuer (a “successor entity”), has been subject to a merger, consolidation or other combination and either is not the surviving entity, or is the surviving entity but all outstanding underlying stock is exchanged for or converted into other property,
(c)	any statutory exchange of securities of the issuer of such underlying stock or any successor entity with another entity occurs, other than pursuant to clause (b) above,
(d)	the issuer of such underlying stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,
(e)	the issuer of such underlying stock issues to all of its shareholders stock securities of an issuer other than the issuer of such underlying stock, other than in a transaction described in clauses (b), (c) or (d) above (a “spin-off event”), or
(f)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of such underlying stock and is consummated for all or substantially all of such shares (an event in clauses (a) through (f), a “reorganization event”).

If a reorganization event other than a share-for-cash event or an issuer merger event (each as defined below) occurs with respect to an underlying stock, then the determination of (i) whether the closing price of such underlying stock is at or above the initial price on any determination date, (ii) whether the final price of any underlying stock is less than its respective downside threshold level, or (iii) whether such underlying stock is the least performing underlying equity, as the case may be, will be made by the calculation agent based upon the amount, type and value of property or properties — whether cash, securities, other property or a combination thereof — that a hypothetical holder of the a share of such underlying stock prior to such reorganization event would have been entitled to receive in, or as a result of, such reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and quoted and traded in a foreign currency. Accordingly, in such circumstances, the determination of the final price of an underlying equity and the value of the exchange ratio or cash equivalent for such underlying equity that you may receive at maturity will be based upon the value of such distribution property. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a foreign currency), the calculation agent will use the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a

General Terms of the Securities

holder of an underlying stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of such underlying stock that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to an underlying stock and the calculation agent adjusts such underlying stock to consist of the distribution property as described above (with a corresponding adjustment to the downside threshold level), the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting the adjusted underlying stock for that offering of the Securities (with corresponding adjustments to the exchange ratio and the downside threshold level). The calculation agent will do so to the same extent that it would make adjustments if the shares of such underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the distribution property, the required adjustment will be made with respect to that component, as if it alone were such underlying stock (and a corresponding adjustment will be made to the downside threshold level).

For example, if the respective issuer of an underlying stock merges into another company and each share of such underlying stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, such underlying stock for each Security in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. A corresponding adjustment will be made to the exchange ratio and the downside threshold level. The calculation agent will adjust the common share component of the adjusted underlying stock for each Security in the particular offering to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were issued by the respective issuer of such underlying stock (with corresponding adjustments to the exchange ratio and the downside threshold level). In that event, the cash component will not be adjusted but will continue to be a component of such underlying stock for that particular offering (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs, including the determination as to whether the Securities are subject to an early redemption, or any amounts due at maturity of the Securities, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency) distributed in, or as a result of, the event will be substituted for the applicable underlying stock as described above. Consequently, in this product supplement, references to an underlying stock, where applicable, mean any distribution property that is distributed in a reorganization event and comprises such adjusted underlying stock for the particular offering of the Securities. Similarly, references to the respective issuer of such underlying stock include any surviving or successor entity in a reorganization event affecting that issuer.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a foreign currency (the “non-U.S. securities”), then for all purposes, including the determination of whether the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) is, as the case may be, at or above the initial price on any determination date or whether the final price of any underlying stock is less than its respective downside threshold level, the closing price of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

General Terms of the Securities

Each time the calculation agent adjusts an underlying equity in connection with a reorganization event as described above, the calculation agent will also make a corresponding adjustment to the exchange ratio and the downside threshold level to offset any change in your economic position as a holder of the Securities that results from such an event. Regardless of the occurrence of one or more reorganization events, at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of any underlying equity is below the downside threshold level on any trading day during the observation period.

If the distribution property comprising the adjusted underlying equity consists of one or more securities issued by a non U.S. company and quoted and traded in a foreign currency (the “non-U.S. securities”), then for all purposes, including the determination of whether the value of the distribution property (which may be affected by the closing price of the non U.S. securities) is, as the case may be, at or above the initial price, the exchange ratio, and the downside threshold level on any determination date or below the downside threshold level on the final determination date, the closing price of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such non-U.S. securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final determination date in the aggregate amount of the applicable foreign currency payable to holders of the Securities. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If (i) a reorganization event occurs with respect to an underlying stock and the relevant distribution property consists solely of cash (a “share-for-cash event”) or (ii) the issuer of an underlying stock or any successor entity becomes subject to a merger or combination with UBS AG or any of its affiliates (an “issuer merger event”), the calculation agent may select a substitute security (as defined under “— Delisting or Suspension of Trading of an Underlying Stock” below) to replace such underlying stock that is affected by any such share-for-cash event or issuer merger event (the “original underlying stock”) after the close of the principal trading session on the trading day that is on or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The substitute security will be deemed to be the relevant underlying stock and the calculation agent will make any required adjustments to the initial price and any other term of the Securities and thereafter will determine the payment at maturity by reference to the substitute security and such adjusted terms. To the extent that the substitute security substituted for an underlying equity represents more than or less than one share of such substitute security, the calculation agent may modify the terms as necessary to ensure an equitable result including, but not limited to changing the quantities of the substitute security. If the substitute security is issued by a non-U.S. company and quoted and traded in a foreign currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.

Upon the occurrence of a share-for-cash event or an issuer merger event, if the calculation agent determines that no substitute security comparable to the original underlying stock exists, then the calculation agent will deem the closing price of such original underlying stock and the exchange ratio on

General Terms of the Securities

the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the closing price and the exchange ratio of such underlying stock on each remaining trading day during the observation period.

If an ADS is serving as an underlying equity and the foreign stock represented by such ADS is subject to a reorganization event as described above, no adjustments described in this section will be made (1) if holders of ADSs are not eligible to participate in such reorganization event or (2) to the extent that the calculation agent determines that the foreign stock issuer or the depositary for the ADSs has made adjustments to account for the effects of such reorganization event. However, if holders of ADSs are eligible to participate in such reorganization event and the calculation agent determines that the foreign stock issuer or the depositary for the ADSs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to account for the effects of such reorganization event.

Delisting or Suspension of Trading of an Underlying Stock

If a common stock serving as an underlying equity is delisted or trading of such underlying stock is suspended on the primary exchange for such underlying stock, and such underlying stock is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such underlying stock will continue to be deemed the particular underlying equity.

If a common stock serving as an underlying equity is delisted or trading of such underlying stock is suspended on the primary exchange for such underlying stock, and is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADS, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the issuer of an underlying stock as published on the Bloomberg Professional service page <Ticker> <Equity> RV <GO> or any successor thereto that (i) satisfies all regulatory standards applicable to equity linked securities at the time of such selection, (ii) is not subject to a hedging restriction and (iii) is the most comparable to the issuer of an underlying stock as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria''). A company is subject to a “hedging restriction'' if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Securities with respect to the common stock or ADSs of such company. If there is no issuer with the same primary industry classification as the issuer of such underlying stock that meets the requirements described above, the calculation agent may select a substitute security that is a common stock or ADS then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub Industry'' classification as the issuer of such underlying stock; second, issuers with the same primary “Industry'' classification as the issuer of such underlying stock; and third, issuers with the same primary “Industry Group'' classification as the issuer of an underlying stock. “Sub Industry,'' “Industry'' and “Industry Group'' have the meanings assigned by Standard & Poor’s, a Division of the McGraw Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS'') Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures. The substitute security will be deemed to be such underlying equity and the calculation agent will make any required adjustments to the initial price and any other term of the Securities and thereafter will determine the payment at maturity by reference to the substitute security and such adjusted terms. To the extent that the substitute security substituted for the underlying equity represents more than or less than one share of such substitute security, the calculation agent may modify the terms as necessary to

General Terms of the Securities

ensure an equitable result including, but not limited to, changing the quantities of the substituted security. If the substitute security is issued by a non-U.S. company , unless otherwise specified in the applicable pricing supplement, otherwise due at maturity, we will deliver the cash equivalent of such substitute security (payable in U.S. dollars) in lieu of the exchange ratio. On any date of determination, the applicable exchange rate for such purpose will be determined as described under “— Antidilution Adjustment — Reorganization Events'' on page PS-41.

If an underlying stock is delisted or trading of such underlying stock is suspended and the calculation agent determines that no substitute security comparable to such underlying stock exists, then (i) the calculation agent will deem the closing price of such underlying stock and the exchange ratio on the trading day immediately prior to its delisting or suspension of trading to be the closing price and the exchange ratio of such underlying stock on each remaining trading day during the observation period, and (ii) the cash equivalent will be paid in lieu of any exchange ratio that is otherwise required to be delivered pursuant to the applicable pricing supplement on the maturity date.

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as an underlying equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the foreign stock issuer and the ADS depositary is terminated for any reason, then, on and after the date such ADS is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the foreign stock will be deemed to be such underlying equity and the calculation agent will make any such adjustments to and thereafter will make any required adjustments to the initial price and any other term of the Securities and thereafter will determine the payment at maturity by reference to such foreign stock and such adjusted terms. To the extent that the foreign stock substituted for the original underlying equity represents more than or less than one share of such foreign stock, the calculation agent may modify any terms as necessary to ensure an equitable result including, but not limited to, changing the quantities of such foreign stock. On and after the change date, for all purposes, including the determination of the closing price of such underlying equity on any determination date and the final determination date, as applicable, the closing price of the foreign stock will be converted to U.S. dollars using the applicable exchange rate as described under “  — Antidilution Adjustment — Reorganization Events” on page PS-41.

In any such case, unless otherwise specified in the applicable pricing supplement, to the extent that the exchange ratio is, pursuant to the applicable pricing supplement, otherwise due at maturity, we will deliver the cash equivalent thereof (payable in U.S. dollars) in lieu of the exchange ratio. On any date of determination, the applicable exchange rate for such purpose will be determined as described under “— Antidilution Adjustment — Reorganization Events” on page PS-41.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as an underlying equity (“original ETF”) is delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is immediately re-listed or approved for trading on a successor exchange, then such ETF will continue to be deemed such underlying equity.

If an ETF serving as an underlying equity is discontinued or delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the exchange traded fund, which is listed or approved for trading on a major U.S. exchange or market, whose exchange traded fund (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same underlying index as the original ETF or underlying assets of the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF

General Terms of the Securities

will be deemed to be such underlying equity and the calculation agent will make any required adjustments to the initial price and any other terms of the Securities and thereafter will determine the payment at maturity by reference to the substitute ETF and such adjusted terms. To the extent that the substitute ETF substituted for an underlying equity represents more than or less than one share of such substitute ETF, the calculation agent may modify the terms as necessary to ensure an equitable result including, but not limited to, changing the quantities of the substituted ETF.

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent may determine the closing price of the original ETF by reference to a basket comprised of (i) the underlying assets of the original ETF or (ii) other securities, futures contracts, commodities or other assets comparable to the underlying assets of the original ETF based upon the substitute selection criteria, in each case as determined by the calculation agent (a “replacement basket”). The replacement basket will be deemed to be the relevant underlying equity and the calculation agent will make any required adjustments to the initial price and any other terms of the Securities and thereafter will determine the payment at maturity by reference to the replacement basket and such adjusted terms. To the extent that the replacement basket substituted for an underlying equity represents more than or less than one share of the original ETF, the calculation agent may modify the terms as necessary to ensure an equitable result including, but not limited to, changing the quantities and the elements of the replacement basket.

If the calculation agent determines that no substitute ETF or replacement basket comparable to the original ETF exists, then the calculation agent will deem the closing price of the original ETF and the exchange ratio on the trading day immediately prior to its delisting or suspension to be the closing price and the exchange ratio, respectively, of the original ETF on each remaining trading day during the observation period.

If at any time the underlying index or the underlying assets of an ETF serving as an underlying equity is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as may be necessary in order to account for the economic effect of such changes or modifications, and determine the closing prices of such underlying equity by reference to the price of the shares of the ETF as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of the series of Securities

General Terms of the Securities

constituted by that Security. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A, after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars, payable in respect of the principal of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you in respect of your Securities. That cost will equal:

➢	the lowest amount, as determined by the calculation agent in the manner described in the following paragraph, that a qualified financial institution would charge to effect this assumption or undertaking, plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two (2) business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due date”) and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five (5) business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

General Terms of the Securities

➢	A-1 or higher by Standard & Poor’s, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on the Securities upon an early redemption or at maturity will be made to accounts designated by you or the holder of your Securities and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Regular Record Dates for Coupon Payments

Unless otherwise specified in the applicable pricing supplement, the regular record date relating to a coupon payment date for the Securities will be the business day prior to the coupon payment date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Trading Day

A “trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the primary U.S. securities exchange or market on which an underlying equity is listed or admitted for trading or, with respect to a security issued by a foreign issuer that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted for trading.

Business Day

When we refer to a business day with respect to the Securities, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

Any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “— Maturity Date” and “— Final Determination Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, antidilution adjustments, business days, trading days, the default amount, the initial prices, the final prices, the closing prices, the downside threshold levels, the least performing underlying equity, the coupon payment payable in respect of any coupon payment date and the amount payable in respect of your Securities, in its sole discretion. All determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch of UBS AG will be specified in the applicable pricing supplement.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of one or more underlying equities or underlying assets of an ETF and/or listed and/or over- the-counter options, futures or exchange-traded funds on one or more of the underlying equities or underlying assets of an ETF prior to and/or on the pricing date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions in one or more the underlying equities or underlying assets of an ETF;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of one or more underlying equities or underlying assets of an ETF, or the price of other similar assets;
➢	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of U.S. or foreign equity or commodity markets; or
➢	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions relating to the Securities on or before the final determination date for your Securities. That step may involve sales or purchases of one or more of the underlying equities or underlying assets of an ETF, listed or over-the-counter options or futures on the underlying equities or underlying assets of an ETF, or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the prices of one or more of the underlying equities or underlying assets of an ETF, or indices designed to track the performance of one or more underlying equities or underlying assets of an ETF or markets relating to the underlying equities or underlying assets of an ETF.

No holder of the Securities will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time and payment at maturity of your Securities. See “Risk Factors” on page PS-17 for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The United States federal income tax consequences of your investment in the Securities are uncertain. The following is a general description of certain material United States federal income tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you hold your Securities as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities or foreign currencies,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a regulated investment company or a real estate investment trust,
➢	a life insurance company,
➢	a tax exempt organization, including, including individual retirement accounts and “Roth IRAs”,
➢	a person that owns the Securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Securities or a “wash sale” with respect to the Securities or the underlying stocks or underlying equities, or
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the U.S. federal income tax consequences described herein. If you are considering the purchase of a Security, you should consult your own tax advisor concerning the application of the United States federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions. You should also consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the underlying equity, should you receive shares at maturity.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons are authorized to control all of its substantial decisions.

Supplemental U.S. Tax Considerations

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A SECURITY ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

Tax Treatment of Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Securities as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option contract (the “Put Option”) in respect of the underlying equity, which you entered into with us on the trade date as part of your initial investment in the Securities. The terms of the Securities require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Securities for all U.S. federal income tax purposes in accordance with such characterization, and any reports to the Internal Revenue Service (the “IRS”) and to holders will be consistent with such treatment. In purchasing your Securities, you agree to these terms. Except as otherwise noted below, the discussion below assumes that the Securities will be so treated.

Tax Consequences to U.S. Holders

Tax Treatment of Coupon Payments.  If your Securities are properly treated as an investment unit consisting of a Debt Portion and Put Option, the Debt Portion of your Securities would likely be treated as having been issued for the principal amount of the Securities and Coupon payments on the Securities would likely be treated in part as payments of interest with respect to the Debt Portion and in part as premium payments for the Put Option. The terms of your Securities require you and us to treat the Debt Portion as paying interest and the Put Option as making premium payments as set forth in the applicable pricing supplement.

If the Securities have a term greater than one year, amounts treated as interest on the Debt Portion would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. If the Securities have a term of one year or less, amounts treated as interest on the Debt Portion are likely to be subject to the general rules governing interest payments on short term notes and therefore would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently are likely to be required to include interest into income upon receipt of such interest. Amounts treated as premium payments for the Put Option are likely to be initially deferred from inclusion in income and would either be included in income by you as short-term capital gain upon the

Supplemental U.S. Tax Considerations

maturity of your Securities or would reduce the basis of any underlying equity you receive (or are deemed to receive if the cash equivalent is paid) upon the maturity of your Securities. Except as otherwise noted, the discussion below assumes that the payments for the Put Option component will be so treated.

Tax Treatment of Securities on Maturity.  The final Coupon payment on maturity would be taxable as described above under Tax Treatment of Coupon Payments. A cash payment of the full principal amount of your Securities upon the maturity of your Securities is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Securities and (ii) the lapse of the Put Option which results in your recognition of short-term capital gain in an amount equal to the total amount paid to you for the Put Option and previously deferred as described above.

A payment in shares of the underlying equity upon the maturity of your Securities is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Securities and (ii) the deemed exercise by us of the Put Option at maturity with your purchase of underlying equity for an amount equal to the principal amount of your Securities. Your U.S. federal income tax basis in underlying equity you receive would equal the principal amount of your Securities less the aggregate amount of payments you received for the Put Option and deferred as described above. Your holding period in the underlying equity you receive would begin on the day after you beneficially receive such equity. If you receive the cash in lieu of a fractional share of underlying equity, you would generally recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in such fractional share.

If you receive the cash equivalent at maturity (plus the final Coupon payment, which will be treated as above), you will be deemed to have cash-settled your obligation under the Put Option with a portion of the proceeds of the Debt Portion and you generally would recognize short-term capital gain or loss equal to (i) the amount of the cash received (other than the final coupon payment) on the Debt Portion less (ii) (x) the amount of the Debt Portion less (y) the aggregate premium payments received for the Put Option. The deductibility of capital losses is subject to limitations.

Upon the exercise or cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid interest on the Debt Portion.

Sale or Exchange of a Security.  Upon a sale or exchange of your Securities you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the fair market values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Securities if you are an initial purchaser of your Securities). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be capital gain or loss, which would be long-term if you held your Securities for more than one year. The amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain or loss with respect to the Put Option. If the value of the Debt Portion on the date of the sale of your Securities is in excess of the amount you receive upon such sale, you are likely to be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you are likely to recognize short-term capital gain or loss in an amount equal to the difference between the aggregate premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Supplemental U.S. Tax Considerations

If you are a secondary purchaser of your Securities and the Securities have a term of more than one year, you would be required to allocate your purchase price for your Securities between the Debt Portion and the Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Securities, you would likely be treated for tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described above) in an amount equal to such excess. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Securities that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any underlying equity you receive upon the settlement of the Put Option. It is possible that you could take a basis in the Debt Portion greater than your purchase price as a result of being treated as receiving a payment for obligating yourself under the Put Option. You should consult your tax advisor with respect to such rules if you purchase your Securities at a discount.

If you are a secondary purchaser of the Securities and the Securities have a term of one year or less, you would be required to allocate your purchase price for the security between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If the portion of your purchase price allocated to the Debt Portion is at a discount from the principal amount of the Securities, special market discount rules applicable to short-term debt instruments may apply.

Alternative Characterizations

Due to the absence of authorities that directly address the proper treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Securities described above. If the IRS were successful in asserting an alternative treatment of the Securities, the timing and character of income on your Securities could differ materially from our description herein.

Contingent Debt Instrument.  If the Securities have a term of more than one year, it is possible that the Securities could be treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments. If the Securities are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Securities and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Securities and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Securities in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Securities. Further, any gain realized on the sale, exchange or redemption of a Security would be ordinary income and any loss would be ordinary to the extent of any interest with respect to the Securities that you included as income in the current year or preceding years, and thereafter would be capital loss.

If your Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject

Supplemental U.S. Tax Considerations

to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market at a price other than the adjusted issue price of your Securities, you should consult your tax advisor as to the possible application of such rules to you.

Contingent Short-Term Debt Instrument.  If the Securities have a term of one year or less, it is possible that your security could be treated as a single contingent short-term debt instrument. However, there are no specific rules that govern this type of instrument, and therefore if your Securities were characterized as a single contingent short-term debt instrument, the U.S. federal income tax treatment of your Securities would not be entirely clear.

Other Alternative Characterizations.  Because there is no specific authority that addresses the U.S. federal income tax treatment of your Securities, it is possible that your Securities could be treated in a manner that differs from that described above. For example, it is possible that you may be required to include the entire coupon into income when it is received. It is also possible that your Securities may be characterized in whole or in part as a notional principal contract.

Notice 2008-2

The IRS has announced in Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation was also proposed in 2007 that if it had been enacted would have required holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is possible that guidance or legislation, if any, that is adopted in the future may extend to Securities such as described herein, in which case a United States holder may be required to accrue ordinary income over the term of the Securities. Prospective investors should consult their tax advisors regarding any potential alternative characterizations of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities is not likely to be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Recent Legislation

Medicare Tax on Net Investment Income.  Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. United States holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets.  Under recently enacted legislation, United States holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of a specified threshold may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets

Supplemental U.S. Tax Considerations

are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a United States person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Backup Withholding and Information Reporting

In general, information returns will be filed with the IRS in connection with payments of proceeds from a sale, exchange or settlement of Securities. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on the Securities within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of the Securities effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of the Securities effected at a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale of the Securities that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of the Securities effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,
➢	a “controlled foreign corporation” for U.S. federal income tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
➢	a foreign partnership, if at any time during its tax year: (i) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (ii) such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. The amount of any backup withholding imposed on a

Supplemental U.S. Tax Considerations

payment to you may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

If you are a Non-United States holder then, subject to the discussion below of Section 871(m) of the Internal Revenue Code and “FATCA,” you generally should not be subject to U.S. federal withholding tax with respect to the Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status, including providing a fully completed and validly executed appropriate IRS Form W-8. However, it is possible that future guidance or legislation, such as discussed above regarding Notice 2008-2, could subject Non-United States holders to U.S. federal withholding tax on any deemed income accrual from the Securities.

In general, gain realized on the sale, exchange or retirement of the Securities by a Non-United States Holder will not be subject to federal income tax, unless:

➢	the gain with respect to the Securities is effectively connected with a trade or business conducted by the Non-United States Holder in the United States, or
➢	the Non-United States Holder is a nonresident alien individual who holds the Securities as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If the gain realized on the sale, exchange or retirement of the Securities by the Non-United States Holder is described in either of the two preceding bullet points, the Non-United States Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

We will not attempt to ascertain whether the issuer of any of the underlying equity would be treated as a “United States real property holding corporation” within the meaning of section 897 of the Code. If the issuer of one or more of such underlying equities were so treated, certain adverse U.S. federal income tax consequences could possibly apply. For example, you may be subject to United States federal income tax and/or withholding tax on your disposition of any underlying equity received at maturity if such equity is treated as a United States real property interest and either such equity is not regularly traded on an established securities market prior to your disposition, or you constructively held more than 5% of such equity at some time prior to your disposition. You may also be subject to United States federal withholding tax on dividends received on any underlying equity received at maturity.

Section 871(m).  Section 871(m) of the Internal Revenue Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S.-source dividends, including payments or adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents that are subject to U.S. withholding tax. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Supplemental U.S. Tax Considerations

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

If you are not a U.S. holder, you should consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership and disposition of the Securities or any underlying asset arising under the laws of any other taxing jurisdiction.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

If you are not a United States holder, you should consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership and disposition of the Securities arising under the laws of any other taxing jurisdiction.

ERISA Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Unless otherwise specified in the applicable pricing supplement, with respect to each Security to be issued, UBS will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of the applicable pricing supplement. UBS Securities LLC intends to resell the offered Securities at the original issue price to public applicable to the offered Securities to be resold. UBS Securities LLC may resell the Securities to securities dealers (the “Dealers”) at a discount from the original issue price applicable to the offered Securities of up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In some cases, the Dealers may resell the Securities to other securities dealers who resell to investors and pay those other securities dealers all or part of the discount or commission they receive from UBS Securities LLC. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. As described in more detail under “Use of Proceeds and Hedging” on page PS-49, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Securities after their initial sale. In connection with any offering of the Securities, UBS, UBS Securities LLC and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Securities within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell the Securities in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.